14,587.240 UNITS OF


                        DEAN WITTER CORNERSTONE FUND II
                        DEAN WITTER CORNERSTONE FUND III
                        DEAN WITTER CORNERSTONE FUND IV
                            ------------------------
                                   SUPPLEMENT
                                 TO PROSPECTUS
                             DATED AUGUST 28, 1996

THIS SUPPLEMENT IS AN INTEGRAL PART OF, AND MUST BE READ TOGETHER WITH, THE PROSPECTUS DATED AUGUST 28, 1996 (THE "PROSPECTUS"). ALL CAPITALIZED TERMS USED IN THIS SUPPLEMENT AND NOT DEFINED HEREIN SHALL HAVE THE SAME MEANINGS AS USED IN THE PROSPECTUS. ALL PAGE AND SECTION REFERENCES HEREIN ARE TO THE PROSPECTUS, EXCEPT REFERENCES TO PAGES PRECEDED BY AN "S-", WHICH ARE TO THIS SUPPLEMENT.

THESE ARE SPECULATIVE SECURITIES AND INVOLVE A HIGH DEGREE OF RISK. THESE SECURITIES ARE SUITABLE FOR INVESTMENT ONLY BY A PERSON WHO CAN AFFORD TO LOSE HIS ENTIRE INVESTMENT. SEE "SUMMARY OF THE PROSPECTUS --OFFERING RESTRICTED TO EXCHANGES" (PAGE 1), "RISK FACTORS" (PAGE 9), AND "CONFLICTS OF INTEREST" (PAGE 16).

    The Dean Witter Cornerstone Funds (the "Cornerstone Funds") are three New York limited partnerships engaged individually in the speculative trading of commodity interest contracts. The three partnerships that comprise the Cornerstone Funds are Dean Witter Cornerstone Fund II ("Cornerstone II"), Dean Witter Cornerstone Fund III ("Cornerstone III") and Dean Witter Cornerstone Fund IV ("Cornerstone IV") (individually a "Partnership" and collectively the "Partnerships").

    Each Partnership allows its Limited Partners to redeem Units of Limited Partnership Interest ("Units") in one or more of the Partnerships and, with the net proceeds of such redemption, purchase Units of one or more other Partnerships at a price equal to 100% of the "Net Asset Value" thereof (assets less liabilities, divided by number of Units) (hereafter referred to as an "Exchange"). An Exchange may only be effected as of the last day of a calendar month and if certain additional conditions are satisfied. See "Plan of Distribution and Exchange Procedure." Units are only being offered and sold in Exchanges; no new investors may purchase Units, nor may current investors purchase additional Units.

    The Partnerships are not mutual funds or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and are not subject to regulation thereunder.

    An investment in the Partnerships involves significant risks, including the following:

    * Commodity interests trading is speculative and volatile. The Partnerships' trading has been volatile. Such volatility could result in an investor losing all or a substantial part of his investment.


    * The Partnerships are subject to substantial charges by the Trading Managers and the Commodity Brokers. Cornerstone II, Cornerstone III, and Cornerstone IV must earn estimated annual net trading profits (after taking into account estimated interest income based upon current rates of 4.25%) of 7.10%, 7.92%, and 4.63%, respectively, of their average annual Net Assets (as defined in the Prospectus) in order to break-even (earning profit sufficient to recoup an investor's initial investment after one year).


    * No secondary market for Units exists. Units are only redeemable on the last day of any month upon at least 15 days' prior written notice to the General Partner. Certain market conditions may result in possible delays in, or inability to pay, redemptions.

    * Conflicts of interest exist that may adversely affect the Partnerships, including the facts that DWR and the General Partner are affiliates, fees to DWR have not been negotiated in arm's-length transactions, and DWR employees will receive a portion of the brokerage fees paid by the Partnerships. See "Conflicts of Interest."

    * A Partnership will not be profitable unless the Trading Managers for the Partnership are collectively successful with their trading programs. Past performance is not necessarily indicative of future results.

    * While the General Partner does not intend to make any distributions, profits earned by a Partnership in any year will result in taxable income to investors.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN ANY ONE OF THESE POOLS NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS SUPPLEMENT.


                            ------------------------
                           DEAN WITTER REYNOLDS INC.
                THE DATE OF THIS SUPPLEMENT IS OCTOBER 14, 1998.

                               TABLE OF CONTENTS

                                                                            PAGE

Risk Factors....................................................................     S-1
  Potential Inability to Trade or Report Results Because of Year 2000
  Problems......................................................................     S-1
  Euro Conversion Will Limit a Trading Advisor's Ability to Trade Certain
  Individual Currencies and Could Result in Trading Losses......................     S-1
The Cornerstone Funds...........................................................     S-1
  Performance Records...........................................................     S-2
Selected Financial Data.........................................................     S-4
Management's Discussion and Analysis of Financial Condition and Results of
  Operations....................................................................     S-6
Description of Charges to Each Partnership......................................    S-15
  1. Commodity Broker...........................................................    S-15
  2. Trading Managers...........................................................    S-16
  3. Others.....................................................................    S-16
  4. Break-Even Analysis........................................................    S-16
Capitalization..................................................................    S-18
The Trading Managers............................................................    S-18
  Dean Witter Cornerstone Fund II...............................................    S-18
    1. Abacus Trading Corporation...............................................    S-18
    2. John W. Henry & Company, Inc.............................................    S-18
    3. Northfield Trading L.P...................................................    S-24
  Dean Witter Cornerstone Fund III..............................................    S-26
    1. Welton Investment Corporation............................................    S-26
    2. Abraham Trading Co.......................................................    S-27
    3. Sunrise Capital Management, Inc..........................................    S-28
  Dean Witter Cornerstone Fund IV...............................................    S-29
    1. John W. Henry & Company, Inc.............................................    S-29
    2. Sunrise Capital Management, Inc..........................................    S-29
The General Partner.............................................................    S-29
  Directors and Officers of the General Partner.................................    S-30
The Commodity Brokers...........................................................    S-31
  Description of the Commodity Brokers..........................................    S-31
  Brokerage Arrangements........................................................    S-32
  Related Risk Factors..........................................................    S-32
Certain Litigation..............................................................    S-33
Plan of Distribution and Exchange Procedure.....................................    S-33
Material Federal Income Tax Considerations......................................    S-34
Experts.........................................................................    S-34
Dean Witter Cornerstone Fund II
Dean Witter Cornerstone Fund III
Dean Witter Cornerstone Fund IV
  Independent Auditors' Report..................................................    S-35
  Statements of Financial Condition and Statements of Operations................    S-36
  Statements of Changes in Partners' Capital....................................    S-39
  Statements of Cash Flows......................................................    S-40
  Notes to Financial Statements.................................................    S-41
Demeter Management Corporation
  Independent Auditors' Report..................................................    S-47
  Statements of Financial Condition.............................................    S-48
  Notes to Statements of Financial Condition....................................    S-49
    (Certain information relating to the financial condition of Demeter
    Management
    Corporation's parent is contained in "The General Partner.")
Amended Annex A-Request for Exchange............................................     A-1

        THE FOLLOWING INFORMATION SUPPLEMENTS, OR, IN CERTAIN INSTANCES,
         REPLACES PORTIONS OF, THE PROSPECTUS, AND ACCORDINGLY MUST BE
                  READ AS AN INTEGRAL PART OF THE PROSPECTUS.

                                  RISK FACTORS

     THE FOLLOWING UPDATES AND SUPPLEMENTS THE INFORMATION UNDER "RISK FACTORS--RISKS RELATING TO THE PARTNERSHIPS" ON PAGES 12-13.

     POTENTIAL INABILITY TO TRADE OR REPORT RESULTS BECAUSE OF YEAR 2000 PROBLEMS. Commodity pools, like financial and business organizations and individuals around the world, depend on the smooth functioning of computer systems. Many computer systems in use today cannot recognize the computer code for the year 2000, but revert to 1900 or some other date. This is commonly known as the "Year 2000 Problem." The Partnerships could be adversely affected if computer systems used by them or any third party with whom they have a material relationship do not properly process and calculate date-related information and data concerning dates on or after January 1, 2000. Such a failure could have a negative impact on the handling or determination of futures trades and prices and the services provided the Partnerships.

     Morgan Stanley Dean Witter & Co. ("MSDW"), the parent of Demeter, began its planning in response to the Year 2000 Problem in 1995 and currently has several hundred employees working on such response. It has developed its own Year 2000 compliance plan to deal with the problem and had the plan approved by the company's executive management, Board of Directors and Information Technology Department. Demeter is co-ordinating with MSDW in taking steps that both believe are reasonably designed to address the Year 2000 Problem with respect to Demeter's computer systems that relate to the Partnerships. This includes hardware and software upgrades, systems consulting and computer maintenance.

     Beyond the challenge facing internal computer systems, the systems failure of any of the third parties with whom the Partnerships have a material relationship--the futures exchanges and clearing organizations through which they trade, Carr Futures, Inc. ("CFI"), the Partnerships' clearing commodity broker (see "The Commodity Brokers" in this Supplement), and their respective Trading Managers--could result in a material financial risk to the Partnerships. Regarding the futures exchanges, all US futures exchanges will be subject to the monitoring of the CFTC for their Year 2000 preparedness and the major foreign futures exchanges are also expected to be subject to market-wide testing of their Year 2000 compliance during 1999. With respect to CFI and each of the Trading Managers, Demeter intends to monitor their progress throughout 1999 in their Year 2000 compliance and, where applicable, to test its external interface with CFI and the Trading Managers.

     Finally, MSDW has begun developing various "contingency plans" in the event that the systems of such third parties fail, and Demeter intends to consult closely with MSDW in implementing those plans. MSDW has also recently reported that its development of such contingency plans is proceeding on schedule. Despite the best efforts of both Demeter and MSDW, however, there can be no assurance that the above steps will be sufficient to avoid any adverse impact to the Partnerships, whether from failures in their own computer systems or those of CFI, a Trading Manager or other third party.

     THE FOLLOWING UPDATES AND SUPPLEMENTS THE INFORMATION UNDER "RISK FACTORS-- RISKS RELATING TO THE TRADING MANAGERS" ON PAGES 13-15.


     EURO CONVERSION WILL LIMIT A TRADING ADVISOR'S ABILITY TO TRADE CERTAIN INDIVIDUAL CURRENCIES AND COULD RESULT IN TRADING LOSSES. On January 1, 1999, eleven countries in the European Union intend to establish fixed conversion rates on their existing sovereign currencies and convert to a common single currency (the "euro"). During a three-year transition period, the existing sovereign currencies will continue to exist but only as a fixed denomination of the euro. Conversion to the euro will prevent each Trading Advisor from trading in certain currencies and thereby limit their ability to take advantage of potential market opportunities that might otherwise have existed had separate currencies been available to trade, and could result in losses with respect to those positions.


                             THE CORNERSTONE FUNDS

     THE FOLLOWING UPDATES AND REPLACES THE FIRST THROUGH FIFTH PARAGRAPHS UNDER "THE CORNERSTONE FUNDS--THE OFFERING OF UNITS" ON PAGE 19.


     In January 1985, Cornerstone II and III commenced their Continuing Offering of unsold Units and in May 1987, Cornerstone IV joined that Continuing Offering. Capital contributions from the sale of Units have been accepted by such Partnerships at the 162 Monthly Closings held through September 1, 1998. As of September 1, 1998, there were 14,587.240 unsold Units available for Exchange.



     As of September 1, 1998, Cornerstone II had sold an aggregate of 41,701.582 Units and received net proceeds of $65,634,485. Included in these numbers are Exchanges of Units in Cornerstone III and IV for Units in Cornerstone II. As of September 1, 1998, Cornerstone II had Net Assets of $31,914,993 and the Net Asset Value of a Unit thereof was $4,097.18.



     As of September 1, 1998, Cornerstone III had sold an aggregate of 74,405.186 Units and received net proceeds of $137,132,762. Included in these numbers are Exchanges of Units in Cornerstone II and IV for Units in Cornerstone III. As of September 1, 1998, Cornerstone III had Net Assets of $44,221,368 and the Net Asset Value of a Unit thereof was $3,420.33.



     As of September 1, 1998, Cornerstone IV had sold an aggregate of 100,626.349 Units and received net proceeds of $168,025,776. Included in these numbers are Exchanges of Units in Cornerstone II and Cornerstone III for Units in Cornerstone IV. As of September 1, 1998, Cornerstone IV had Net Assets of $124,630,335 and the Net Asset Value of a Unit thereof was $4,942.29.



     In connection with the offering of Units, the General Partner contributed $685,975, $1,037,606 and $2,047,422 to Cornerstone II, III and IV, respectively, and, as of September 1, 1998, the General Partner owned 217.400, 382.103 and
638.889 Units of General Partnership Interest in Cornerstone II, III and IV, respectively. As of September 1, 1998, Cornerstone II had 2,739 Limited Partners, Cornerstone III had 4,727 Limited Partners, and Cornerstone IV had 8,037 Limited Partners.


     THE FOLLOWING UPDATES AND REPLACES THE PERFORMANCE INFORMATION CONTAINED ON PAGES 20-23. THE FOOTNOTES ON PAGE 24 ARE AN INTEGRAL PART OF THE FOLLOWING TABLES.

PERFORMANCE RECORDS

Performance of Dean Witter Cornerstone Fund II


     Capsule I sets forth the actual performance record of Cornerstone II from January 1, 1993 through August 31, 1998. As of the date of this Prospectus Supplement, all funds received at Monthly Closings are being allocated two-thirds to John W. Henry & Company, Inc. ("JWH"Registered) and one-third to Northfield Trading L.P. ("Northfield"), and the funds allocated to JWH are allocated to its Original Investment Program, Global Diversified Portfolio, and International Foreign Exchange Program. In the future, allocations and/or reallocations may be made among such systems and/or additional systems. See "The Trading Managers--Dean Witter Cornerstone Fund II."


Performance of Dean Witter Cornerstone Fund III


     Capsule II sets forth the actual performance record of Cornerstone III from January 1, 1993 through August 31, 1998. As of the date of this Prospectus Supplement, all funds received at Monthly Closings are being allocated approximately one-half to Sunrise Capital Management, Inc. ("Sunrise"), and approximately one-quarter each to Welton Investment Corporation ("WIC") and Abraham Trading Company ("ATC"). See "The Trading Managers--Dean Witter Cornerstone Fund III."


Performance of Dean Witter Cornerstone Fund IV


     Capsule III sets forth the actual performance record of Cornerstone IV from January 1, 1993 through August 31, 1998. Since the commencement of trading on May 1, 1987, Cornerstone IV's trading has been directed by its two initial Trading Managers, JWH and Sunrise. As of the date of this Prospectus Supplement, all funds received by Cornerstone IV at Monthly Closings are being allocated equally between its Trading Managers. See "The Trading Managers--Dean Witter Cornerstone Fund IV."


                               ------------------

     INVESTORS ARE CAUTIONED THAT THE INFORMATION SET FORTH IN CAPSULES I, II AND III AND THE FOOTNOTES THERETO IS NOT INDICATIVE OF, AND HAS NO BEARING ON, ANY TRADING RESULTS WHICH MAY BE ATTAINED BY CORNERSTONE II, III AND IV, RESPECTIVELY, IN THE FUTURE, SINCE PAST RESULTS ARE NOT A GUARANTEE OF FUTURE RESULTS. THERE CAN BE NO ASSURANCE THAT ANY PARTNERSHIP WILL MAKE ANY PROFITS AT ALL OR WILL BE ABLE TO AVOID INCURRING SUBSTANTIAL LOSSES. INVESTORS SHOULD ALSO NOTE THAT INTEREST INCOME MAY CONSTITUTE A SIGNIFICANT PORTION OF A COMMODITY POOL'S TOTAL INCOME AND, IN CERTAIN INSTANCES, MAY GENERATE PROFITS WHERE THERE HAVE BEEN REALIZED OR UNREALIZED LOSSES FROM COMMODITY TRADING.

                                                                       CAPSULE I
                 PERFORMANCE OF DEAN WITTER CORNERSTONE FUND II

                               Type of Pool:  Publicly-Offered Pool
                       Inception of Trading:  January 1985
                    Aggregate Subscriptions:  $65,634,485
                     Current Capitalization:  $31,919,504
           Current Net Asset Value per Unit:  $4,097.18
             Worst Monthly Percent Drawdown:  (11.74)% (9/89)
             Worst Month-end Peak-to-Valley:  (32.70)% (16 months, 7/88-10/89)
          Cumulative Return Since Inception:  320.22%

    MONTHLY RATES OF
         RETURN                 1998           1997           1996           1995           1994           1993
-------------------------     ----------      ------         ------         ------         ------         ------
                                 %              %              %              %              %              %
January                          (1.75)         3.58           1.98          (2.85)         (3.17)         (3.97)
February                         (0.93)         2.67          (6.13)         10.88           0.12           7.79
March                            (1.49)         1.51           0.07          13.73           3.16          (0.07)
April                            (2.92)        (0.53)          4.76           4.18          (2.59)          3.10
May                               4.49         (0.95)         (3.14)         (0.37)          3.84           0.82
June                              6.57         (2.46)          2.60          (0.29)          2.50          (0.89)
July                             (0.64)         4.83          (4.06)         (3.82)         (3.86)          7.92
August                            6.79          0.00          (3.28)         (0.46)         (4.70)         (5.45)
September                                      (1.13)          5.37          (2.52)          0.77          (1.69)
October                                         2.47          10.42          (0.40)         (5.31)         (2.62)
November                                        1.71           5.53           3.20           3.35          (0.30)
December                                        5.33          (1.90)          4.00          (2.80)          3.87
Compound Annual
(Period) Rate of Return           9.99         18.05          11.47          26.50          (8.93)          7.81

                              (8 Months)

                                                                      CAPSULE II
                PERFORMANCE OF DEAN WITTER CORNERSTONE FUND III

                               Type of Pool:  Publicly-Offered Pool
                       Inception of Trading:  January 1985
                    Aggregate Subscriptions:  $137,132,762
                     Current Capitalization:  $44,224,864
           Current Net Asset Value per Unit:  $3,420.33
             Worst Monthly Percent Drawdown:  (18.28)% (2/89)
             Worst Month-end Peak-to-Valley:  (32.35)% (9 months, 2/89-10/89)
          Cumulative Return Since Inception:  250.80%

    MONTHLY RATES OF
         RETURN                 1998           1997           1996           1995           1994           1993
-------------------------     ----------      ------         ------         ------         ------         ------
                                 %              %              %              %              %              %
January                          (0.95)         3.12           2.09          (7.31)        (10.58)         (5.57)
February                          4.08          6.63         (15.04)          1.88          (3.06)          8.96
March                             2.70         (1.31)         (0.93)         12.40           4.47          (2.60)
April                            (2.63)        (1.60)          9.35           2.44          (3.23)          4.13
May                               1.40          1.81          (5.33)          4.24           3.78           1.60
June                              0.75          1.11           1.95           0.10           5.60           0.17
July                             (1.31)         7.33          (3.95)         (4.17)         (3.86)          4.79
August                            9.93         (6.45)         (1.06)          1.89          (6.49)         (9.31)
September                                       0.64           4.17           0.63           3.82          (4.97)
October                                        (4.50)         13.53          (1.66)          4.08          (6.08)
November                                        1.52           5.14           6.35           0.09          (2.42)
December                                        2.37           1.01           9.37          (3.68)          8.32
Compound Annual
(Period) Rate of Return          14.26         10.24           8.24          27.50         (10.04)         (4.78)

                              (8 Months)

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                                                                     CAPSULE III
                 PERFORMANCE OF DEAN WITTER CORNERSTONE FUND IV

                               Type of Pool:  Publicly-Offered Pool
                       Inception of Trading:  May 1987
                    Aggregate Subscriptions:  $168,017,769
                     Current Capitalization:  $124,622,328
           Current Net Asset Value per Unit:  $4,942.29
             Worst Monthly Percent Drawdown:  (21.04)% (9/89)
              Worst Month-end Peak-to-Valley  (45.21)% (3 months, 7/89-9/89)
          Cumulative Return Since Inception:  406.90%

    MONTHLY RATES OF
         RETURN                 1998           1997           1996           1995           1994           1993
-------------------------     ----------      ------         ------         ------         ------         ------
                                 %              %              %              %              %              %
January                          (1.58)         5.34           3.19          (7.65)         (1.12)         (5.29)
February                         (3.16)         6.55          (5.78)          6.27          (2.75)         12.92
March                             2.51          1.45           2.80          27.02           0.29          (2.55)
April                            (3.44)         1.23           2.97           2.39          (3.19)          0.03
May                               4.89         (5.54)          1.19          (4.83)         (3.65)          3.95
June                             11.31          1.36          (0.23)         (0.62)          6.72           0.92
July                              0.37          8.45          (3.51)         (1.06)         (4.21)          5.87
August                            0.78          2.68          (2.69)          5.49          (3.57)         (5.57)
September                                       0.45           0.32          (0.06)          1.66          (2.10)
October                                         3.12           8.80           0.74           4.93          (7.48)
November                                        4.15           4.25          (2.57)         (6.82)         (7.50)
December                                        4.38           1.76          (0.52)         (2.73)         (0.78)
Compound Annual
(Period) Rate of Return          11.43         38.41          12.97          22.96         (14.27)         (9.12)

                              (8 Months)

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

     THE FOLLOWING UPDATES AND SUPPLEMENTS "FOOTNOTES TO CAPSULES I, II AND III" ON PAGE 24.

     The Worst Monthly Percent Drawdown and the Worst Month-end Peak-to-Valley, as set forth in Capsules I, II, and III, represent the largest such amounts since each Partnership commenced operations.

     "Monthly Rate of Return" is the percentage change in Net Asset Value per Unit from one month to another.

                            SELECTED FINANCIAL DATA

     THE FOLLOWING UPDATES AND REPLACES "SELECTED FINANCIAL DATA" ON PAGE 25.

     The following are the results of operations of Cornerstone II, III and IV for the six months ended June 30, 1998 and 1997 (unaudited) and the years ended December 31, 1997, 1996, 1995, 1994 and 1993. For the complete financial statements of the Partnerships, see pages F-1-F-15 of the Prospectus and pages S-35-S-46 of this Prospectus Supplement. For performance information with respect to each Partnership, see "The Cornerstone Funds--Performance Records."

                                                               DEAN WITTER CORNERSTONE FUND II
                            -----------------------------------------------------------------------------------------------------
                             FOR THE SIX MONTHS ENDED
                                     JUNE 30,                                FOR THE YEARS ENDED DECEMBER 31,
                            --------------------------    -----------------------------------------------------------------------

                               1998           1997           1997           1996           1995           1994           1993
                            -----------    -----------    -----------    -----------    -----------    -----------    -----------
                                 $              $              $              $              $              $              $
                            (UNAUDITED)    (UNAUDITED)
REVENUES
Trading Profit (Loss):
Realized                      2,139,556      2,263,382      6,363,803      7,321,679     11,081,716       (878,688)     2,539,342
Net change in unrealized       (240,295)      (333,627)       687,245     (2,051,673)      (947,973)       556,567      2,029,459
                            -----------    -----------    -----------    -----------    -----------    -----------    -----------
Total Trading Results         1,899,261      1,929,755      7,051,048      5,270,006     10,133,743       (322,121)     4,568,801
Interest income (DWR)           598,276        628,176      1,228,298      1,179,784      1,471,022      1,153,003        694,085
                            -----------    -----------    -----------    -----------    -----------    -----------    -----------
Total Revenues                2,497,537      2,557,931      8,279,346      6,449,790     11,604,765        830,882      5,262,886
                            -----------    -----------    -----------    -----------    -----------    -----------    -----------
EXPENSES
Brokerage commissions
  (DWR)                         706,483        662,114      1,383,112      1,719,932      1,864,093      2,336,047      1,773,947
Management fees                 587,455        566,449      1,159,248      1,167,223      1,307,872      1,346,905      1,157,221
Incentive fees                   78,138         92,628        650,800        329,590        381,720             --         19,886
Transaction fees and costs       65,144         61,846        128,692        170,971        160,238        194,384        141,974
Common administrative
  expenses                       19,256         21,824         41,330         14,612          8,183         49,101         68,511
                            -----------    -----------    -----------    -----------    -----------    -----------    -----------
Total Expenses                1,456,476      1,404,861      3,363,182      3,402,328      3,722,106      3,926,437      3,161,539
                            -----------    -----------    -----------    -----------    -----------    -----------    -----------
NET INCOME (LOSS)             1,041,061      1,153,070      4,916,164      3,047,462      7,882,659     (3,095,555)     2,101,347
                            -----------    -----------    -----------    -----------    -----------    -----------    -----------
                            -----------    -----------    -----------    -----------    -----------    -----------    -----------
NET INCOME (LOSS) PER UNIT
  FOR PERIOD
Limited Partners                 136.23         118.40         569.56         324.71         592.90        (219.47)        178.05
General Partner                  136.23         118.40         569.56         324.71         592.90        (219.47)        178.05
TOTAL ASSETS AT END OF
  PERIOD                     30,845,121     28,447,526     31,431,023     30,046,842     31,558,306     32,062,117     32,511,448
TOTAL NET ASSETS AT END OF
  PERIOD                     30,406,668     27,895,862     30,487,741     29,046,170     30,828,888     31,372,002     31,941,373
NET ASSET VALUE PER UNIT
  AT END OF PERIOD
Limited Partners               3,861.15       3,273.76       3,724.92       3,155.36       2,830.65       2,237.75       2,457.22
General Partner                3,861.15       3,273.76       3,724.92       3,155.36       2,830.65       2,237.75       2,457.22

                                                              DEAN WITTER CORNERSTONE FUND III
                            -----------------------------------------------------------------------------------------------------
                             FOR THE SIX MONTHS ENDED
                                     JUNE 30,                                FOR THE YEARS ENDED DECEMBER 31,
                            --------------------------    -----------------------------------------------------------------------

                               1998           1997           1997           1996           1995           1994           1993
                            -----------    -----------    -----------    -----------    -----------    -----------    -----------
                                 $              $              $              $              $              $              $
                            (UNAUDITED)    (UNAUDITED)
REVENUES
Trading Profit (Loss):
Realized                      3,823,062      6,703,472      7,439,669      8,925,181     14,260,042        913,869       (627,751)
Net change in unrealized       (453,235)    (1,271,432)      (642,508)    (2,997,491)       561,437     (1,350,056)     3,815,157
                            -----------    -----------    -----------    -----------    -----------    -----------    -----------
Total Trading Results         3,369,827      5,432,040      6,797,161      5,927,690     14,821,479       (436,187)     3,187,406
Interest income (DWR)           857,814        899,908      1,786,271      1,657,400      2,061,461      1,744,148      1,445,561
                            -----------    -----------    -----------    -----------    -----------    -----------    -----------
Total Revenues                4,227,641      6,331,948      8,583,432      7,585,090     16,882,940      1,307,961      4,632,967
                            -----------    -----------    -----------    -----------    -----------    -----------    -----------
EXPENSES
Brokerage commissions
  (DWR)                       1,092,856      1,184,270      2,294,914      2,772,496      3,499,743      4,417,718      4,587,865
Management fees                 836,091        877,608      1,728,062      1,629,715      1,828,013      2,014,028      2,375,033
Transaction fees and costs      110,653        114,093        229,570        379,973        502,332        434,287        348,493
Common administrative
  expenses                       32,174         36,352         69,344         24,702         21,158        122,423        150,937
                            -----------    -----------    -----------    -----------    -----------    -----------    -----------
Total Expenses                2,071,774      2,212,323      4,321,890      4,806,886      5,851,246      6,988,456      7,462,328
                            -----------    -----------    -----------    -----------    -----------    -----------    -----------
NET INCOME (LOSS)             2,155,867      4,119,625      4,261,542      2,778,204     11,031,694     (5,680,495)    (2,829,361)
                            -----------    -----------    -----------    -----------    -----------    -----------    -----------
                            -----------    -----------    -----------    -----------    -----------    -----------    -----------
NET INCOME (LOSS) PER UNIT
  FOR PERIOD
Limited Partners                 159.39         269.44         278.01         206.83         541.04        (219.67)       (109.91)
General Partner                  159.39         269.44         278.01         206.83         541.04        (219.67)       (109.91)
TOTAL ASSETS AT END OF
  PERIOD                     42,116,609     44,021,549     41,782,326     43,137,470     48,156,795     48,308,274     57,323,283
TOTAL NET ASSETS AT END OF
  PERIOD                     41,428,457     43,247,401     41,114,374     42,035,358     46,949,674     47,002,453     56,156,693
NET ASSET VALUE PER UNIT
  AT END OF PERIOD
Limited Partners               3,152.91       2,984.95       2,993.52       2,715.51       2,508.68       1,967.64       2,187.31
General Partner                3,152.91       2,984.95       2,993.52       2,715.51       2,508.68       1,967.64       2,187.31

                                                               DEAN WITTER CORNERSTONE FUND IV
                            -----------------------------------------------------------------------------------------------------
                             FOR THE SIX MONTHS ENDED
                                     JUNE 30,                                FOR THE YEARS ENDED DECEMBER 31,
                            --------------------------    -----------------------------------------------------------------------

                               1998           1997           1997           1996           1995           1994           1993
                            -----------    -----------    -----------    -----------    -----------    -----------    -----------
                                 $              $              $              $              $              $              $
                            (UNAUDITED)    (UNAUDITED)
         REVENUES
Trading Profit (Loss):
Realized                      4,527,313     17,204,603     42,691,318     10,304,825     27,041,974    (10,447,878)    (4,335,118)
Net change in unrealized      9,923,628     (5,601,735)    (3,515,408)     5,260,377       (198,148)    (1,726,877)       717,487
                            -----------    -----------    -----------    -----------    -----------    -----------    -----------
Total Trading Results        14,450,941     11,602,868     39,175,910     15,565,202     26,843,826    (12,174,755)    (3,617,631)
Interest income (DWR)         2,302,693      2,048,277      4,200,571      3,924,420      4,912,698      4,129,344      2,937,637
                            -----------    -----------    -----------    -----------    -----------    -----------    -----------
Total Revenues               16,753,634     13,651,145     43,376,481     19,489,622     31,756,524     (8,045,411)      (679,994)
                            -----------    -----------    -----------    -----------    -----------    -----------    -----------
EXPENSES
Brokerage commissions
  (DWR)                       1,202,871      1,478,595      2,656,715      3,781,486      2,776,225      5,336,659      6,634,741
Management fees               2,333,334      2,052,759      4,287,974      3,904,737      4,575,372      4,952,206      4,945,676
Incentive fees                1,618,729             --      1,594,371             --             --          7,659      1,400,473
Transaction fees and costs       60,647         90,957        171,578        222,993        168,718        339,083        398,959
Common administrative
  expenses                       62,565         70,539        134,041         47,685         39,890        228,633        223,551
                            -----------    -----------    -----------    -----------    -----------    -----------    -----------
Total Expenses                5,278,146      3,692,850      8,844,679      7,956,901      7,560,205     10,864,240     13,603,400
                            -----------    -----------    -----------    -----------    -----------    -----------    -----------
NET INCOME (LOSS)            11,475,488      9,958,295     34,531,802     11,532,721     24,196,319    (18,909,651)   (14,283,394)
                            -----------    -----------    -----------    -----------    -----------    -----------    -----------
                            -----------    -----------    -----------    -----------    -----------    -----------    -----------
NET INCOME (LOSS) PER UNIT
  FOR PERIOD
Limited Partners                 450.05         332.32       1,230.81         367.93         529.66        (383.89)       (270.10)
General Partner                  450.05         332.32       1,230.81         367.93         529.66        (383.89)       (270.10)
TOTAL ASSETS AT END OF
  PERIOD                    128,752,384     99,747,507    121,378,550     97,292,310    105,362,851    112,210,624    127,032,391
TOTAL NET ASSETS AT END OF
  PERIOD                    124,990,218     98,528,333    118,409,744     95,496,244    103,667,011    109,892,266    125,200,630
NET ASSET VALUE PER UNIT
  AT END OF PERIOD
Limited Partners               4,885.52       3,536.98       4,435.47       3,204.66       2,836.73       2,307.07       2,690.96
General Partner                4,885.52       3,536.98       4,435.47       3,204.66       2,836.73       2,307.07       2,690.96

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     THE FOLLOWING REPLACES THE FIRST PARAGRAPH UNDER "LIQUIDITY" ON PAGE 26.

     Liquidity. The assets of each Partnership are deposited with Dean Witter Reynolds ("DWR") as non-clearing broker and with Carr Futures, Inc. ("CFI") as clearing broker (see "The Commodity Brokers" on pages
S-31-S-32) in separate futures interest trading accounts established for each Trading Manager and are used by each Partnership as margin to engage in trading. Such assets are held in either non-interest bearing bank accounts or in securities approved by the CFTC for investment of customer funds. See "Investment Program, Use of Proceeds and Trading Policies." Each Partnership's assets held by DWR and CFI may be used as margin solely for such Partnership's trading. Since each Partnership's sole purpose is to trade in commodity interests, it is expected that each Partnership will continue to own such liquid assets for margin purposes.

     THE FOLLOWING UPDATES AND SUPPLEMENTS THE INFORMATION UNDER THE SUBCAPTION "RESULTS OF OPERATIONS" ON PAGES 26-34.

CORNERSTONE II

     Results of Operations for 1996. Cornerstone II recorded gains during January as short positions in the Japanese yen profited from a decline in value relative to the U.S. dollar. Additional gains were recorded from long positions in European bonds as prices moved higher. Losses were experienced during February due primarily to a sharp trend reversal in the value of the Japanese yen relative to the U.S. dollar. Additional losses were recorded as a result of short-term volatile price movement in crude oil futures. Smaller losses were experienced in soft commodities and financial futures. Cornerstone II recorded small gains in March primarily from long crude oil futures positions. Additional gains were recorded from transactions involving the Australian dollar and Japanese yen. Losses recorded in the financial futures, metals and agricultural markets offset a majority of these gains.

     During April, Cornerstone II recorded gains from short positions in the Swiss franc, German mark and French franc as the value of these currencies moved lower relative to the U.S. dollar. Additional gains were recorded in the agricultural, energy and metals markets. Losses were experienced during May due primarily to choppy price movement in non-U.S. interest rate futures. Additional losses were recorded from previously established long crude oil futures positions as prices reversed lower. A portion of these losses was offset by gains recorded in the currency and agricultural markets. In June, gains were recorded from short positions in copper futures as prices declined sharply on news of significant losses incurred in copper by Sumitomo Corporation. Additional gains were experienced in the soft commodities and currency markets.

     Cornerstone II recorded losses during July from short corn and soybean futures positions as prices moved sharply higher early in the month. Additional losses were experienced from short positions in the Japanese yen and Swiss franc as the value of these currencies moved higher versus the U.S. dollar. Losses were recorded in August from long German mark positions as its value moved lower relative to the U.S. dollar. Additional losses were recorded from short positions in coffee futures as prices reversed higher. Gains in the energy and financial futures markets offset a portion of these losses. Cornerstone II recorded strong gains during September primarily as a result of long crude oil futures positions as energy prices continued to trend higher. Additional gains were recorded from long European and Japanese bond futures positions as prices moved higher during the month. Smaller gains were experienced in the agricultural, currency and metals markets.

     Significant gains were recorded during October as a result of a continued upward price trend in global interest rate futures. Long positions in the British pound and short positions in the Japanese yen also provided profits for Cornerstone II. Smaller gains were experienced in the agricultural markets. Gains were recorded in November as European, U.S. and Japanese bond futures maintained their upward trend. A dramatic move higher in the value of the British pound resulted in additional gains for the Partnership's long positions. Smaller gains were recorded in the metals and energy markets. Losses were recorded in December due primarily to a sharp reversal lower in global interest rate futures prices. Smaller losses were experienced from trading in soft commodities. A portion of these losses was offset by gains in the energy, currency and agricultural markets.

     For the year ended December 31, 1996, the Partnership's total trading revenues, including interest income, were $6,449,790. The Partnership's total expenses for the year were $3,402,328, resulting in net income of $3,047,462. The Net Asset Value of a Unit increased from $2,830.65 at December 31, 1995 to $3,155.36 at December 31, 1996.

     Results of Operations for 1997. Cornerstone II recorded gains during January from a strengthening in the value of the U.S. dollar relative to the Japanese yen and German mark. Additional profits were recorded as gold prices declined to their lowest levels in over three years. Profits were recorded during February due to the continued strengthening in the value of the U.S. dollar relative to most major world currencies. Additional gains were recorded from an upward trend in coffee prices, as well as a downward move in gas and oil prices. During March, Cornerstone II recorded gains as the value of the U.S. dollar continued to strengthen versus the Japanese yen and Singapore dollar. Additional gains were experienced from a continued upward move in coffee prices.

     Losses were experienced during April from short positions in interest rate futures markets as domestic bond prices rallied late in the month after showing signs of trending lower previously. Smaller losses were experienced from long corn futures positions as prices in this market moved lower. In May, losses were experienced from transactions involving the Japanese yen and Singapore dollar. Smaller losses were recorded in the energy markets as oil prices moved in a short-term volatile pattern. These losses were partially offset by gains recorded from continued strengthening in coffee prices, as well as global stock index futures prices. Cornerstone II recorded losses during June as coffee prices reversed sharply lower, thus giving back a portion of previous months' profits. Additional losses were experienced from trading crude oil futures as oil prices continued to move without consistent direction.

     Significant gains were recorded during July from long U.S., Japanese and Australian bond futures positions as global interest rate futures prices trended higher. Additional gains were recorded in currencies from short positions in the German mark and Swiss franc as the value of these currencies decreased relative to the U.S. dollar. Small losses were experienced during August as gains recorded from short positions in the Malaysian ringgit and Singapore dollar were more than offset by losses experienced from long positions in U.S. and European interest rate futures. During September, losses were recorded from trendless price movement in coffee, sugar and cocoa futures. Additional losses were experienced in the energy and agricultural markets as prices in these markets also moved without consistent direction. Smaller losses were experienced from transactions involving the Swiss franc, British pound and Japanese yen.

     Cornerstone II recorded profits during October from long positions in the British pound as its value increased relative to the U.S. dollar, and from short positions in the Singapore and Australian dollars as the value of the U.S. dollar strengthened versus these Pacific Rim currencies. Smaller gains were recorded from long positions in corn and soybean oil futures. Gains were recorded during November from short positions in the Japanese yen. Australian dollar and Malaysian ringgit as the value of these currencies declined versus the U.S. dollar due to economic uncertainty in Asia. Short gold futures positions resulted in smaller profits as gold prices broke below $300 an ounce for the first time in over twelve years. Significant gains were recorded from short positions in most Pacific Rim currencies, particularly the Japanese yen and Singapore dollar, as the economic turmoil in the Far East continued. Smaller profits were recorded from short crude oil futures positions as prices declined on news of increased supplies.

     For the year ended December 31, 1997, the Partnership's total trading revenues, including interest income, were $8,279,346. The Partnership's total expenses for the year were $3,363,182, resulting in net income of $4,916,164. The Net Asset Value of a Unit increased from $3,155.36 at December 31, 1996 to $3,724.92 at December 31, 1997.

     Results of Operations for the Six Months Ended June 30, 1998. During the first half of 1998, the Partnership recorded a gain in Net Asset Value per Unit. The most significant gains were recorded in the currency markets from short positions in the South African rand as its value declined significantly relative to the U.S. dollar during May and June. Additional currency gains were recorded from short Japanese yen positions as the value of the yen also moved sharply lower versus the U.S. dollar during May and June amid concerns about the Japanese economy. Additional profits were recorded in the energy markets from short positions in crude oil futures as oil prices moved lower throughout a majority of the first half of the year. Smaller gains were recorded in soft commodities from short positions in coffee and sugar futures as prices in these markets moved downward during the second quarter. These gains were partially offset by losses incurred in the financial futures markets primarily from trading Nikkei Index futures as Japanese equity prices moved in a short-term volatile pattern throughout the first quarter amid uncertainty regarding an economic stimulus package. Losses were also recorded from choppy price movement in U.S. bond futures as domestic bond prices experienced trendless movement throughout a majority of the first six months of the year. Smaller losses were recorded in metals during January from short gold futures positions as gold prices reversed higher after trending lower in previous months. Losses were also recorded from long gold futures positions during May as precious metals prices moved lower.


     For the six months ended June 30, 1998, the Partnership's total trading revenues, including interest income, were $2,497,537. Total expenses for the period were $1,456,476, resulting in net income of $1,041,061. The Net Asset Value of a Unit increased from $3,724.92 at December 31, 1997 to $3,861.15 at June 30, 1998. In comparison, for the six months ended June 30, 1997, the Partnership's total trading revenues, including interest income, were $2,557,931; the total expenses for such period were $1,404,861, generating net income of $1,153,070; and the Net Asset Value of a Unit increased from $3,155.36 at December 31, 1996 to $3,273.76 at June 30, 1997.


     To enhance the foregoing comparison of results of operations from year to year, prospective investors can examine, line by line, the Partnership's Statement of Operations and Statement of Financial Condition.

     Interest income to the Partnership is derived from 80% of its assets earning interest at the prevailing rate paid on U.S. Treasury Bills. The size of the assets and the fluctuation of interest rates affect the resulting interest income totals for each year. During 1997, an increase in the rates on U.S. Treasury bills resulted in an increase in interest income to the Partnership.

     In regard to expenses of the Partnership, brokerage commissions and transaction fees and costs charged fluctuate based on the volume of trading by the Partnership's Trading Managers. These expenses declined in the aggregate in 1997 as a result of reduced monthly commission caps for the full year and the presence of more long-term price trends in futures markets in which the Partnership's Trading Managers concentrate their participation.

     Management fees are charged at a 4% annual rate of Net Assets and fluctuate based only on the size of the Partnership's Net Assets. These fees decreased slightly in 1997 as a result of a reduction in the average Net Assets of the Partnership throughout the year. Incentive fees are only paid on an annual basis or on any redeemed Units on a monthly basis if the Partnership is profitable on a cumulative basis since the last annual period for which incentive fees were paid. Incentive fees were paid in 1997.

     Common administrative expenses are used to pay legal, accounting, auditing, printing, and distribution costs. These expenses increased during 1997 as a result of increased audit and tax audit fees and increased printing expenses.

CORNERSTONE III

     Results of Operations for 1996. Cornerstone III recorded profits during January primarily from long positions in Eurodollar futures as interest rate futures prices increased. Additional gains were recorded from short Japanese yen positions as its value decreased relative to the U.S. dollar. Losses recorded in soft commodities, energies and agriculturals offset a portion of these gains. In February, Cornerstone III recorded significant losses due primarily to a sharp reversal lower in global bond futures prices. Additional losses were recorded from previously established short positions in the Japanese yen as its value increased suddenly relative to the U.S. dollar. Losses were experienced during March from trading in the financial futures markets as both global interest rate and stock index futures prices moved in a short-term volatile pattern. Trading gains experienced in the energy and currency markets offset a portion of the overall Partnership losses during March.

     In April, Cornerstone III recorded strong gains as long positions in corn futures profited from an upward move in prices. Gains were also recorded from short positions in the German mark and Swiss franc as the value of these currencies moved lower versus the U.S. dollar. Smaller gains were recorded in the energy markets. In May, losses were recorded due primarily to long positions in coffee futures as prices moved lower late in the month. Additional losses were recorded from a sharp reversal lower in copper prices. Smaller losses were experienced in the energy and financial futures markets. Gains in the currency and agricultural markets helped to mitigate these losses. During June, gains were recorded from short copper futures positions as prices moved dramatically lower on news of severe losses recorded in copper by Sumitomo Corporation. Long natural gas and crude oil futures positions also profited, as prices finished the month higher. These gains were partially offset by losses in U.S. and Japanese interest rate futures.

     During July, Cornerstone III recorded losses due to trendless price movement in several market complexes. The most significant losses were recorded in the agricultural and currency markets. Smaller losses were recorded in the energy and metal markets. Losses were recorded in August primarily from short positions in coffee futures as prices reversed higher. Additional losses were recorded in the metals and currency markets. Gains recorded in the energy markets, due to an upward trend in oil prices, helped to offset these losses. Strong gains were recorded during September as previously established long crude and heating oil futures positions profited from a continued upward price trend. Additional gains were recorded from long European and Japanese bond futures positions as prices moved steadily higher.

     Significant gains were recorded during October due primarily to long positions in the British pound and short positions in the Japanese yen. Gains were also recorded in financial futures as global bond futures prices continued to trend higher. Smaller gains were recorded in the agricultural and soft commodities markets. Gains in November were recorded as European and U.S. bond futures profited from a continued upward trend in global interest rate futures prices. A continued move higher in the value of the British pound resulted in additional gains for Cornerstone III's long positions. Smaller gains were recorded in the energy and metals markets. Cornerstone III recorded gains in December from short positions in the Swiss franc and Japanese yen as the value of these currencies continued to move lower versus the U.S. dollar. Additional gains were recorded from trading natural and unleaded gas futures. A portion of these gains was offset by losses in the financial futures and soft commodities markets.

     For the year ended December 31, 1996, the Partnership's total trading revenues, including interest income, were $7,585,090. The Partnership's total expenses for the year were $4,806,886, resulting in net income of $2,778,204. The Net Asset Value of a Unit increased from $2,508.68 at December 31, 1995 to $2,715.51 at December 31, 1996.

     Result of Operations for 1997. Cornerstone III recorded profits during January due primarily to an increase in coffee prices during the month. Additional profits were recorded from a strengthening in the value of the U.S. dollar versus most major European currencies and the Japanese yen. Significant gains were recorded during February as increasing price trends in coffee and the U.S. dollar continued throughout the month. As a result, profits were recorded from long coffee futures positions, as well as from short positions in the Swiss franc, German mark and Japanese yen. Performance during March resulted in losses as many of the markets that produced gains during January and February experienced trend reversals and choopy price movements. The most significant losses were recorded in the currency markets as the value of most European currencies reversed higher relative to the U.S. dollar.

     Cornerstone III recorded losses during April as trendless price movements that began in March continued. The most significant losses were recorded from short positions in U.S. interest rate futures. Smaller losses were recorded in the currency, metals and agricultural markets. In May, gains were recorded from a continued upward trend in coffee prices. Additional gains were recorded from an increase in copper and zinc prices. Gains in June were recorded as the value of the Japanese yen moved higher versus the U.S. dollar. Additional profits were recorded from long global stock index futures positions as global equity prices trended higher.

     During July, profits were recorded from long positions in global interest rate futures as Australian, U.S. and European bond futures prices trended higher. Additional gains were recorded from short European currency positions as the U.S. dollar again strengthened. A sharp trend reversal in global interest rate futures prices during August resulted in a give-back of a portion of July's profits. Additional losses were experienced in the currency markets as the value of most European currencies reversed higher relative to the U.S. dollar. September was profitable as international bond futures prices moved higher, thus resulting in gains for Cornerstone III's long positions. Smaller gains were recorded from a dramatic increase in natural gas futures prices during the month.

     During October, trend reversals in the value of the Mexican peso, as well as in global interest rate futures prices, resulted in losses for Cornerstone
III. Smaller losses were experienced from long positions in Australian stock index futures and silver futures. Cornerstone III recorded profits during November from short Japanese yen positions as its value moved sharply lower amid concerns over Asian economic stability. Additional currency gains were recorded from long British pound positions as its value moved higher on news of an interest rate increase in Great Britain. Gains were also recorded from short gold futures positions as gold prices broke below $300 an ounce for the first time in over twelve years. In December, profits were recorded from short positions in crude and heating oil futures as prices declined on reports of increasing inventories. Smaller gains were recorded from long silver futures positions as prices moved higher and from short positions in gold futures as gold prices continued to drop below $290 an ounce.

     For the year ended December 31, 1997, the Partnership's total trading revenues, including interest income, were $8,583,432. The Partnership's total expenses for the year were $4,321,890, resulting in net income of $4,261,542. The Net Asset Value of a Unit increased from $2,715.51 at December 31, 1996 to $2,993.52 at December 31, 1997.

     Results of Operations for the Six Months Ended June 30, 1998. During the first half of 1998, the Partnership recorded a gain in Net Asset Value per Unit. The most significant profits were recorded from long U.S. and European stock index futures positions as prices in these markets trended consistently higher throughout the first six months of the year. Additional profits were recorded from long European bond futures positions as prices in these markets trended higher during the first quarter. In energies, gains were recorded from short crude oil futures positions as oil prices declined during January and February, as tensions eased in the Middle East, and again during May and June on reports of increasing supplies. Smaller gains were recorded from short positions in sugar futures as sugar prices trended lower between January and April. A portion of these gains was offset by losses recorded in the metals markets from long silver futures positions as silver prices reversed lower during March after trending steadily higher during January and February and from short gold futures positions as gold prices reversed higher during January. Smaller losses were recorded in currencies from transactions involving the British pound, as its value moved in a trendless pattern throughout a majority of the first half of the year, and from short German mark positions as its value moved higher versus the U.S. dollar during April.


     For the six months ended June 30, 1998, the Partnership's total trading revenues, including interest income, were $4,227,641. Total expenses for the period were $2,071,774, resulting in net income of $2,155,867. The Net Asset Value of a Unit increased from $2,993.52 at December 31, 1997 to $3,152.91 at June 30, 1998. In comparison, for the six months ended June 30, 1997, the Partnership's total trading revenues, including interest income, were $6,331,948; the total expenses for such period were $2,212,323, generating net income of $4,119,625; and the Net Asset Value of a Unit increased from $2,715.51 at December 31, 1996 to $2,984.95 at June 30, 1997.


     To enhance the foregoing comparison of results of operations from year to year, prospective investors can examine, line by line, the Partnership's Statement of Operations and Statement of Financial Condition.

     Interest income to the Partnership is derived from 80% of its assets earning interest at the prevailing rate paid on U.S. Treasury bills. The size of the assets and the fluctuation of interest rates affect the resulting interest income totals for each year. During 1997, an increase in the rates on U.S. Treasury bills resulted in an increase in interest income to the Partnership.

     In regard to expenses of the Partnership, brokerage commissions and transaction fees and costs charged fluctuate based on the volume of trading by the Partnership's Trading Managers. These expenses declined in the aggregate in 1997 as a result of reduced monthly commission caps for the full year and the presence of more long-term price trends in futures markets in which the Partnership's Trading Managers concentrate their participation.

     Management fees are charged at a 4% annual rate of Net Assets and fluctuate based only on the size of the Partnership's Net Assets. Management fees increased in 1997 as a result of an increase in the average Net Assets of the Partnership. Incentive fees are only paid on an annual basis or on any redeemed Units on a monthly basis if the Partnership is profitable on a cumulative basis since the last annual period for which incentive fees were paid. Incentive fees were not paid in 1997.

     Common administrative expenses are used to pay legal, accounting, auditing, printing, and distribution costs. These expenses increased in 1997 as a result of increased audit and tax audit fees and increased printing expenses.

CORNERSTONE IV

     Results of Operations for 1996. Cornerstone IV recorded gains during January as short positions in the Japanese yen profited from a decline in value relative to the U.S. dollar. Smaller gains were recorded from transactions involving the New Zealand dollar and Swedish krona. Losses from trading in the British pound, Swiss franc and Italian lira offset a portion of these gains. During February, Cornerstone IV experienced losses as a result of a dramatic reversal in the previous downward move in the value of the Japanese yen and most major European currencies relative to the U.S. dollar. Small gains from long positions in the Australian dollar offset a portion of the month's overall losses. Gains were recorded during March from long Australian dollar positions as its value trended higher versus the U.S. dollar and other world currencies. Short Japanese yen positions also profited as its value moved lower relative to the U.S. dollar.

     During April, Cornerstone IV recorded gains from short positions in the German mark, as well as in the Swiss and French francs, as the value of these currencies declined relative to the U.S. dollar. A portion of these gains was offset by losses recorded from previously established short positions in the Japanese yen, as the value of the yen moved higher. In May, gains were recorded as the value of the Australian dollar continued to move higher versus other major world currencies. Additional gains were experienced from long British pound positions as its value also moved higher, and from short positions in the Swiss franc as its value declined versus the U.S. dollar. These gains were partially offset by losses from choppy movement in the value of the Japanese yen and German mark. Cornerstone IV experienced small losses in June as the value of the Australian dollar reversed lower relative to other world currencies. Short-term volatility in the value of the New Zealand dollar and Swiss franc resulted in smaller losses being recorded. A majority of these losses was offset by gains recorded from short positions in the Japanese yen.

     Losses were recorded during July from short Japanese yen positions as its value moved sharply higher versus the U.S. dollar. Additional losses were recorded from short Swiss franc positions as its value moved higher following a brief move lower. During August, losses were recorded as a result of trend reversals and choppy movement in the value of most major currencies relative to the U.S. dollar. The most significant losses were recorded from previously established short Australian dollar positions, and from long positions in the French franc and German mark. Cornerstone IV recorded small profits in September as the downward trend in the value of the Japanese yen relative to the U.S. dollar re-emerged. Smaller gains were recorded from long New Zealand dollar positions as its value moved higher versus the U.S. dollar and other world currencies. These gains were partially offset by losses experienced from trading in the German mark, Australian dollar and Swiss franc.

     Significant gains were recorded during October due primarily to a dramatic increase in the value of the British pound relative to the U.S. dollar and other major currencies. Additional gains were recorded from short Japanese yen positions as its value continued to trend lower. During November, gains were recorded as the value of the British pound continued its climb versus the U.S. dollar. Additional gains were recorded from short Swiss franc positions as its value decreased versus the U.S. dollar, and from long Australian dollar positions, as its value finished the month higher relative to the U.S. dollar and certain European currencies. Cornerstone IV recorded gains during December as a result of short Swiss franc and Japanese yen positions as the value of these currencies continued their recent trend lower relative to the U.S. dollar. These gains were partially offset by losses recorded from long Australian dollar positions as its value reversed sharply lower early in the month.

     For the year ended December 31, 1996, the Partnership's total trading revenues, including interest income, were $19,489,622. The Partnership's total expenses for the year were $7,956,901, resulting in net income of $11,532,721. The Net Asset Value of a Unit increased from $2,836.73 at December 31, 1995 to $3,204.66 at December 31, 1996.

     Results of Operations for 1997. Cornerstone IV recorded strong gains during January from a significant move higher in the value of the U.S. dollar. As a result, profits were recorded from short positions in the Japanese yen, Swiss and French francs, as well as the German mark. During February, a continued strengthening in the value of the U.S. dollar resulted in significant profits from short positions in the Singapore dollar, most European currencies, and the Japanese yen. Gains were recorded during March as the U.S. dollar continued to move higher versus most Asian currencies. Profits were recorded from short positions in the Singapore dollar and Japanese yen. The Fund also benefited from a strengthening in the Malaysian ringgit.

     A continued decline in the value of the Japanese yen relative to the U.S. dollar resulted in additional profits during April. Smaller gains were recorded from short Singapore dollar and French franc positions. Losses were recorded during May due primarily to short positions in the Singapore dollar and Japanese yen as the value of these currencies reversed higher early in the month. Smaller losses were recorded from long Japanese yen positions established mid-month, as the value of the yen decreased during late May. Cornerstone IV recorded gains during June from long Japanese yen positions established in late May as the value of the yen moved higher versus the U.S. dollar. Additional gains were recorded from transactions involving the German mark.

     Significant gains were recorded during July from short positions in the German mark, New Zealand and Singapore dollars. Smaller profits were recorded from short positions in the French franc and Malaysian ringgit. Cornerstone IV recorded gains during August due primarily to the Asian currency crisis, thus resulting in profits from short positions in the Malaysian ringgit and Singapore dollar. During September, a continued decline in the value of the Malaysian ringgit and Singapore dollar resulted in profits. Smaller gains were recorded from long positions in the Norwegian krona and German mark as the value of these currencies increased versus the U.S. dollar.

     Cornerstone IV recorded gains during October from short positions in the Singapore and Australian dollars, as the value of the U.S. dollar strengthened versus these Pacific Rim currencies. Smaller profits were recorded from long British pound positions as its value moved higher late in the month. During November, strong profits were recorded from short positions in Pacific Rim currencies as the value of the Japanese yen, Singapore dollar, Malaysian ringgit and Australian dollar weakened relative to the U.S. dollar due to economic uncertainty in the Asian financial markets. As the economic turmoil in the Far East continued during December, significant profits were recorded from short positions in Pacific Rim currencies, particularly the Singapore dollar, Malaysian ringgit and Australian dollar.

     For the year ended December 31, 1997, the Partnership's total trading revenues, including interest income, were $43,376,481. The Partnership's total expenses for the year were $8,844,679, resulting in net income of $34,531,802. The Net Asset Value of a Unit increased from $3,204.66 at December 31, 1996 to $4,435.47 at December 31, 1997.

     Results of Operations for the Six Months Ended June 30, 1998. During the first half of 1998, the Partnership recorded a gain in Net Asset Value per Unit. The most significant profits were recorded during May and June from short South African rand positions as the value of this currency fell significantly lower relative to the U.S. dollar. Additional gains were recorded from short New Zealand dollar positions as its value also decreased versus the U.S. dollar during March, May and June. Short Japanese yen positions also proved profitable as the value of the yen weakened versus other major currencies in reaction to the economic and political turmoil plaguing Japan. These gains were partially offset by losses recorded during April and May from short German mark positions as the value of the mark reversed higher after moving lower in March. Smaller losses were experienced from transactions involving the British pound as its value moved without consistent direction for a majority of the first half of the year.


     For the six months ended June 30, 1998, the Partnership's total trading revenues, including interest income, were $16,753,634. Total expenses for the period were $5,278,146, resulting in net income of $11,475,488. The Net Asset Value of a Unit increased from $4,435.47 at December 31, 1997 to $4,885.52 at June 30, 1998. In comparison, for the six months ended June 30, 1997, the Partnership's total trading revenues, including interest income, were $13,651,145; the total expenses for such period were $3,692,850, generating net income of $9,958,295; and the Net Asset Value of a Unit increased from $3,204.66 at December 31, 1996 to $3,536.98 at June 30, 1997.

     To enhance the foregoing comparisons of results of operations from year to year, prospective investors can examine, line by line, the Partnership's Statement of Operations and Statement of Financial Condition.

     Interest income to the Partnership is derived from 80% of its assets earning interest at the prevailing rate paid on U.S. Treasury Bills. The size of the assets and the fluctuation of interest rates affect the resulting interest income totals for each year. During 1997, the interest income to the Partnership increased due to an increase in the Partnership's Net Assets and an increase in the rates on U.S. Treasury bills.

     In regard to expenses of the Partnership, brokerage commissions and transaction fees and costs charged fluctuate based on the volume of trading by the Partnership's Trading Managers. These expenses declined in the aggregate in 1997 as a result of reduced monthly commission caps for the full year and the presence of more long-term price trends in futures markets in which the Partnership's Trading Managers concentrate their participation.

     Management fees are charged at a 4% annual rate of Net Assets and fluctuate based only on the size of the Partnership's Net Assets. Management fees increased in 1997 as a result of an increase in the average Net Assets of the Partnership. Incentive fees are only paid on an annual basis or on any redeemed Units on a monthly basis if the Partnership is profitable on a cumulative basis since the last annual period for which incentive fees were paid. Incentive fees were paid in 1997.

     Common administrative expenses are used to pay legal, accounting, auditing, printing, and distribution costs. These expenses increased in 1997 as a result of increased audit and tax audit fees and increased printing expenses.

     Each of the three Partnerships recorded profits for 1997 primarily by taking advantage of price trends in the currency markets early in the year.


     Since they began trading in 1985 through August 31, 1998, the Net Asset Values per Unit of Cornerstone II and III have increased by 320.2% (a compound annualized return of 11.1%) and 250.8% (a compound annualized return of 9.6%), respectively. Since it began trading in 1987 through August 31, 1998, the Net Asset Value per Unit of Cornerstone IV has increased by 406.9% (a compound annualized return of 15.4%).


     THE FOLLOWING REPLACES THE FIRST FOUR PARAGRAPHS ON PAGE 35 UNDER "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--FINANCIAL INSTRUMENTS."

     There can be no assurance that a clearinghouse, exchange or other exchange member will meet its obligations to the Partnerships, and the Partnerships are not indemnified against a default by such parties from the General Partner or DWR. Further, the law is unclear as to whether a commodity broker has any obligation to protect its customers from loss in the event of an exchange, clearinghouse or other exchange member default on trades effected for the broker's customers; any such obligation on the part of the broker appears even less clear where the default occurs in a non-US jurisdiction.

     The General Partner deals with these credit risks of the Partnerships in several ways. First, it monitors each Partnership's credit exposure to each exchange on a daily basis, calculating not only the amount of margin required for it but also the amount of its unrealized gains at each exchange, if any. The Commodity Brokers inform each Partnership, as with all their customers, of its net margin requirements for all its existing open positions, but do not break that net figure down, exchange by exchange. The General Partner, however, has installed a system which permits it to monitor each Partnership's potential margin liability, exchange by exchange. The General Partner is then able to monitor the individual Partnership's potential net credit exposure to each exchange by adding the unrealized trading gains on that exchange, if any, to the Partnership's margin liability thereon.

     Second, each Partnership's trading policies limit the amount of Partnership Net Assets that can be committed at any given time to futures contracts and require, in addition, a certain minimum amount of diversification in the Partnership's trading, usually over several different products. One of the aims of such trading policies has been to reduce the credit exposure of any Partnership to any single exchange and, historically, such Partnership exposure has typically amounted to only a small percentage of its total Net Assets. On those relatively few occasions where a Partnership's credit exposure may climb above that level, the General Partner deals with the situation on a case by case basis, carefully weighing whether the increased level of credit exposure remained appropriate.

     Third, the General Partner has secured, with respect to CFI acting as the clearing broker for the Partnerships, a guarantee by Credit Agricole Indosuez, CFI's parent, of the payment of the "net liquidating value" of the transactions (futures, options and forward contracts) in each Partnership's account. As of December 31,1997,

Credit Agricole Indosuez, which had total equity of approximately $6.28 billion and it is currently rated AA2 by Moody's.

     With respect to forward contract trading, the Partnerships trade with only those counterparties which the General Partner, together with DWR, have determined to be creditworthy. At the date of the Prospectus, the Partnerships deal only with CFI as their counterparty on forward contracts. The guarantee by CFI's parent, discussed above, covers these forward contracts.

     THE FOLLOWING UPDATES AND REPLACES THE INFORMATION STARTING AT THE FIFTH PARAGRAPH OF PAGE 35 AND ENDING ON PAGE 36.

     At June 30, 1998, open futures, options and forward contracts were as follows:

                                                        CORNERSTONE II       CORNERSTONE III      CORNERSTONE IV
                                                        ---------------      ---------------      ---------------
                                                              $                    $                    $
EXCHANGE-TRADED FUTURES CONTRACTS:
Financial Futures:
  Commitments to Purchase..........................        45,422,000          122,408,000             --
  Commitments to Sell..............................         7,218,000           31,187,000             --
  Options Written..................................          --                 52,599,000             --
Commodity Futures:
  Commitments to Purchase..........................         1,818,000            7,475,000             --
  Commitments to Sell..............................        13,913,000           26,339,000             --
  Options Written..................................          --                    866,000             --
Foreign Futures:
  Commitments to Purchase..........................        43,703,000           98,266,000             --
  Commitments to Sell..............................        46,423,000           46,681,000             --
OFF-EXCHANGE-TRADED FORWARD CURRENCY CONTRACTS
  Commitments to Purchase..........................        37,819,000           24,223,000          275,653,000
  Commitments to Sell..............................        73,791,000           34,530,000          476,596,000

     A portion of the amounts indicated as off-balance sheet risk in forward currency contracts is offset by forward commitments to purchase and to sell the same currency on the same date in the future. These commitments are economically offsetting, but are not offset in the forward market until the settlement date.

     The net unrealized gains on open contracts are reported as a component of "Equity in Commodity futures trading accounts"on the Statements of Financial Condition and, at June 30, 1998, totaled $1,763,384 for Cornerstone II, $1,485,060 for Cornerstone III, and $11,738,740 for Cornerstone IV.

     For Cornerstone II, of the $1,763,384 net unrealized gain on open contracts at June 30, 1998, $744,856 related to exchange-traded futures contracts and $1,018,528 related to off-exchange-traded forward currency contracts.

     For Cornerstone III, of the $1,485,060 net unrealized gain on open contracts at June 30, 1998, $1,264,297 related to exchange-traded futures contracts and $220,763 related to off-exchange-traded forward currency contracts.

     For Cornerstone IV, of the $11,738,740 net unrealized gain on open contracts at June 30, 1998, all related to off-exchange-traded forward currency contracts.

     The contract amounts in the above table represent each Partnership's extent of involvement in a particular class of financial instrument, but not the credit risk associated with counterparty non-performance. The credit risk associated with these instruments is limited to the amounts reflected in each Partnership's Statement of Financial Condition.

     Exchange-traded futures contracts held by the Partnerships at June 30, 1998 mature through June 1999 for Cornerstone II and Cornerstone III.
Off-exchange-traded forward currency contracts held by the Partnerships at June 30, 1998 mature through September 1998 for each of Cornerstone II, Cornerstone III and Cornerstone IV.

     The Partnerships also have credit risk because DWR and CFI act as the futures commission merchants or the counterparties, with respect to most of the Partnerships' assets. Exchange-traded futures and futures styled options contracts are marked to market on a daily basis, with variations in value settled on a daily basis. Each of DWR and CFI, as a futures commission merchant for each Partnership's exchange-traded futures and futures styled options contracts, is required, pursuant to CFTC regulations, to segregate from their own assets, and for the sole benefit of their commodity customers, all funds held by them with respect to exchange-traded futures and futures styled options contracts, including an amount equal to the net unrealized gain on all open futures and futures styled options contracts, which funds, in the aggregate, totaled, at June 30, 1998, $29,652,022,

$42,020,223 and $116,634,568 for Cornerstone II, Cornerstone III and Cornerstone IV, respectively. With respect to the Partnerships' off-exchange-traded forward currency contracts, there are no daily settlements of variations in value nor is there any requirement that an amount equal to the net unrealized gain on open forward contracts be segregated. With respect to those off-exchange-traded forward currency contracts, the Partnerships are at risk to the ability of CFI, the sole counterparty on all such contracts, to perform. CFI's parent, Credit Agricole Indosuez, has guaranteed to each Partnership payment of the net liquidating value of the transactions in the Partnership's account with CFI (including forward currency contracts).

     For the six months ended June 30, 1998, the average fair value of financial instruments held for trading purposes was as follows:

                                                                             CORNERSTONE II
                                                                   -----------------------------------
                                                                      ASSETS              LIABILITIES
                                                                   ------------           ------------

                                                                        $                      $
EXCHANGE-TRADED CONTRACTS:
  Financial Futures...........................................       23,042,000             18,153,000
  Commodity Futures...........................................        4,030,000             13,173,000
  Foreign Futures.............................................       32,710,000             18,537,000
OFF-EXCHANGE-TRADED FORWARD CURRENCY CONTRACTS................       44,433,000             66,146,000

                                                                             CORNERSTONE III
                                                                   -----------------------------------
                                                                      ASSETS              LIABILITIES
                                                                   ------------           ------------

                                                                        $                      $
EXCHANGE-TRADED CONTRACTS:
  Financial Futures...........................................       69,901,000             18,786,000
  Options on Financial Futures................................          --                  30,619,000
  Commodity Futures...........................................        6,533,000             25,401,000
  Options on Commodity Futures................................          --                     326,000
  Foreign Futures.............................................       75,410,000             27,048,000
OFF-EXCHANGE-TRADED FORWARD CURRENCY CONTRACTS................       38,831,000             47,042,000

                                                                             CORNERSTONE IV
                                                                   -----------------------------------
                                                                      ASSETS              LIABILITIES
                                                                   ------------           ------------

                                                                        $                      $
OFF-EXCHANGE-TRADED FORWARD CURRENCY CONTRACTS................      366,771,000            502,262,000

     See "Selected Financial Data" and "Independent Auditors' Report."

     Inflation has not been, and is not expected to be, a major factor in the Partnerships' operations.

                   DESCRIPTION OF CHARGES TO EACH PARTNERSHIP

     THE FOLLOWING UPDATES AND REPLACES THE SECOND SENTENCE UNDER "RISK FACTORS--RISKS RELATING TO THE PARTNERSHIPS--SUBSTANTIAL CHARGES TO EACH PARTNERSHIP" ON PAGE 12.

     For the six months ended June 30, 1998 and the years ended December 31, 1997, 1996 and 1995: (i) Cornerstone II had total expenses of $1,456,477, $3,363,182, $3,402,328, and $3,722,106, respectively; (ii) Cornerstone III had total expenses of $2,071,774, $4,321,890, $4,806,886, and $5,851,246,
respectively; and (iii) Cornerstone IV had total expenses of $5,278,147, $8,844,679, $7,956,901, and $7,560,205, respectively.

     THE FOLLOWING UPDATES AND SUPPLEMENTS "DESCRIPTION OF CHARGES TO EACH PARTNERSHIP--1. COMMODITY BROKER" ON PAGE 39.

     As more fully described under "The Commodity Brokers" on pages S-31-32, DWR sold its institutional futures and foreign currency trading operations in 1997 to Carr Futures, Inc. ("CFI"). Since that transaction, DWR has served as the non-clearing commodity broker for the Partnerships, and CFI has served as the clearing commodity broker for the Partnerships' commodity interests trades and as the counterparty on the Partnerships' foreign currency forward contracts.

     DWR, as the non-clearing commodity broker for the Partnerships, continues to charge each Partnership a roundturn brokerage commission for each commodity interest contract traded equal to 80% of DWR's published non-member rate (which is currently an average rate of $72), which DWR may change from time to time. In addition, CFI, as the clearing commodity broker, now charges the Partnerships the transaction fees and costs incurred on each trade executed on behalf of the Partnerships, including floor brokerage fees, exchange fees, clearinghouse fees, NFA fees, "give up" fees, any taxes (other than income taxes), any third party clearing costs, costs associated with taking delivery of commodity interests, and fees for execution of forward contract transactions. The aggregate transaction fees and costs and brokerage commissions continue to be capped at 13/ 20 of 1% per month (a 7.8% annual rate) of each Partnership's Net Assets at month-end allocated to each Trading Manager. In addition, these fees and costs continue to be subject to the 14% annual cap on aggregate brokerage commissions, transaction fees and costs, and net excess interest and compensating balance benefits.

     THE FOLLOWING UPDATES THE INFORMATION UNDER "DESCRIPTION OF CHARGES TO EACH PARTNERSHIP--1. COMMODITY BROKER," "--2. TRADING MANAGERS," AND "--3. OTHERS" ON PAGES 39 - 41.

     For the six months ended June 30, 1998, Cornerstone II, Cornerstone III, and Cornerstone IV paid brokerage commissions of $706,483, $1,092,856 and $1,202,871, respectively.

     For the six months ended June 30, 1998, Cornerstone II, Cornerstone III, and Cornerstone IV paid aggregate management fees of $587,455, $836,091 and $2,333,334, respectively.

     For the six months ended June 30, 1998, Cornerstone II, Cornerstone III, and Cornerstone IV incurred aggregate incentive fees of $78,138, $0, and $1,618,729, respectively.

     For the six months ended June 30, 1998, Cornerstone II, Cornerstone III, and Cornerstone IV incurred common administrative expenses of $19,256 $32,174, and $62,565, respectively; none incurred any extraordinary expenses.

     For the six months ended June 30, 1998, Cornerstone II, Cornerstone III, and Cornerstone IV incurred transaction fees and costs of $65,143, $110,653 and $60,647, respectively.

     THE FOLLOWING UPDATES THE BREAK EVEN INFORMATION UNDER "SUMMARY OF THE PROSPECTUS--THE DEAN WITTER CORNERSTONE FUNDS" ON PAGES 1-2 AND 6, AND UPDATES AND REPLACES "DESCRIPTION OF CHARGES TO EACH PARTNERSHIP--4. BREAK EVEN ANALYSIS" ON PAGES 42-43 TO REFLECT A CURRENT SELLING PRICE.

4. BREAK EVEN ANALYSIS


     Based upon the annual fees and expenses of Cornerstone II, Cornerstone III and Cornerstone IV from January 1, 1993 through August 31, 1998, the Partnerships will be required to earn estimated annual net trading profits (after taking into account estimated interest income based upon current rates of 4.25%) of 7.10%, 7.92% and 4.63%, respectively, per year of their average annual Net Assets in order for a Limited Partner to break-even (earning profits sufficient to recoup its investment) upon redemption after one year.



     Based upon the selling price as of August 31, 1998, Cornerstone II, Cornerstone III and Cornerstone IV must earn estimated net trading profits of $290.78, $270.77 and $228.66 per Unit, respectively, in order for a Limited Partner to recoup its investment upon redemption of a Unit after one year after payment by the Partnership of its expenses (as calculated below).

                                                      CORNERSTONE II    CORNERSTONE III    CORNERSTONE IV
                                                      --------------    ---------------    --------------
                                                           $                 $                  $
Selling Price per Unit (as of August 31, 1998)
(1)................................................       4,097.18          3,420.33           4,942.29
Management Fee (2).................................         170.72            142.51             205.93
Brokerage Commissions (3)..........................         235.59            219.24             176.93
Less: Interest Income (4)..........................        (139.30)          (116.29)           (168.04)
Transaction Costs (5)..............................          19.67             20.18               7.91
Administrative Expenses (6)........................           4.10              5.13               5.93
Incentive Fee (7)..................................             --                --                 --
Amount of Trading Income Required for a Limited
  Partner to Recoup its Investment at the End of
  One Year.........................................         290.78            270.77             228.66
Percentage of Selling Price........................          7.10%             7.92%              4.63%

------------------------------

(1) Units of each Partnership are offered for sale in Exchanges at Monthly Closings to be held as of the last day of each month at a purchase price equal to 100% of the Net Asset Value of the Unit.

(2) Monthly management fees are equal to 1/3 of 1% of the Net Assets allocated to each Trading Manager on the last day of each month (a 4% annual rate).


(3) Each Partnership pays brokerage commissions at an average rate of approximately $75 per roundturn. Effective September 1, 1996, aggregate brokerage commissions and transaction fees and costs with respect to each Trading Manager's allocated Net Assets were capped at 13/20 of 1% per month (a maximum 7.8% annual rate) (in the case of Trading Managers which employ multiple trading systems in trading on behalf of a Partnership, the foregoing 13/20 of 1% cap is applied on a per trading system basis). Brokerage commissions have averaged 5.82%, 7.23% and 3.58% of average annual Net Assets of Cornerstone II, III and IV, respectively. For purposes of the above table, the rates utilized reflect the reduced brokerage commissions which would have been paid had the new monthly cap been employed earlier. As such, brokerage commissions were assumed to be 5.75%, 6.41% and 3.58% for Cornerstone II, III and IV, respectively.



(4) DWR credits each Partnership at month-end with interest income as if 80% of such Partnership's average daily Net Assets for the month were invested at a prevailing rate on U.S. Treasury Bills. Such rate was estimated at 4.25%, by using an average of the blended rate for the five most recent weekly auction rates for three-month U.S. Treasury bills and adjusting for the historical rate that DWR earned in excess of such amount.



(5) Transaction fees and costs have averaged 0.48%, 0.59% and 0.16% of average annual Net Assets of Cornerstone II, III and IV, respectively. For purposes of the above table, transaction fees and costs were assumed to be the foregoing percentages. Effective September 1, 1996, aggregate transaction fees and costs and brokerage commissions were capped at 13/20 of 1% per month of a Partnership's month-end Net Assets allocated to each Trading Manager.


(6) Administrative expenses have averaged 0.10%, 0.15% and 0.12% of average annual Net Assets of Cornerstone II, III and IV, respectively. For purposes of the above table, administrative expenses were assumed to be the foregoing percentages.

(7) Incentive fees are assumed to be zero because each Trading Manager's trading profits are assumed to equal expenses.

                                 CAPITALIZATION

     THE FOLLOWING UPDATES AND REPLACES "CAPITALIZATION" ON PAGES 47-48.


     The following table sets forth the actual capitalization of the Partnerships as of August 31, 1998. Since unsold Units may only be sold in Exchanges, which requires a redemption of Units from one Partnership and the purchase of Units in one or two of the other Partnerships, it is impractical to provide a pro forma table reflecting the capitalization of the Partnerships if all unsold Units are sold, since redemptions would, of necessity, offset sales.


     There is no difference insofar as sharing of profits and losses is concerned between Units of Limited Partnership Interest and Units of General Partnership Interest.

                                                                                            AMOUNT
                                                                                         OUTSTANDING
                                                                                            AS OF
                                                                                          AUGUST 31,
                                    TITLE OF CLASS                                           1998
--------------------------------------------------------------------------------------   -------------
                                                                                              $
Cornerstone II:
  Limited Partnership Interest........................................................     31,028,776
  General Partnership Interest........................................................        890,728
                                                                                          -----------
     Total............................................................................     31,919,504
                                                                                          -----------
                                                                                          -----------
Cornerstone III:
  Limited Partnership Interest........................................................     42,917,946
  General Partnership Interest........................................................      1,306,918
                                                                                          -----------
     Total............................................................................     44,224,864
                                                                                          -----------
                                                                                          -----------
Cornerstone IV:
  Limited Partnership Interest........................................................    121,464,752
  General Partnership Interest........................................................      3,157,576
                                                                                          -----------
     Total............................................................................    124,622,328
                                                                                          -----------
                                                                                          -----------

                              THE TRADING MANAGERS

     CERTAIN CHANGES RELATING TO THE TRADING MANAGERS ARE PROVIDED BELOW. PERFORMANCE CAPSULES ARE SHOWN ONLY FOR NORTHFIELD TRADING L.P. ("NORTHFIELD"), WELTON INVESTMENT CORPORATION ("WIC," FORMERLY, WELTON INVESTMENT SYSTEMS CORPORATION), AND ABRAHAM TRADING CO. ("ATC") AND NO OTHERS BECAUSE NORTHFIELD BECAME A TRADING MANAGER TO CORNERSTONE II ON APRIL 16, 1997 AND WELTON AND ATC BECAME TRADING MANAGERS TO CORNERSTONE III ON JULY 1, 1996.

DEAN WITTER CORNERSTONE FUND II

1. ABACUS TRADING CORPORATION
  (CURRENT ALLOCATION -- 0%)

     THE FOLLOWING UPDATES AND SUPPLEMENTS THE INFORMATION RELATING TO ABACUS TRADING CORPORATION BEGINNING ON PAGE 51.

     Effective February 28, 1997, Abacus Trading Corporation ceased to be a Trading Manager for Cornerstone II.


2. JOHN W. HENRY & COMPANY, INC. ("JWH"REGISTERED)
  (CURRENT ALLOCATION -- 82.89%)


     THE FOLLOWING UPDATES AND SUPPLEMENTS THE INFORMATION RELATING TO JWH BEGINNING ON PAGE 54.

     The following persons have changed titles and/or positions as follows:

          Mr. Kevin Koshi is executive vice president.

          Mr. David M. Kozak is general counsel, vice president and secretary.

          Ms. Elisabeth A.M Kenton is chief administrative officer, director of compliance and senior vice president.

          Mr. Mark Mitchell is vice chairman and counsel to the firm.

          Mr. Chris Deakins is director of investor services and vice president.

     The following persons have been added as principals of JWH:


     Mr. Verne O. Sedlacek is the chief operating officer and a member of the Investment Policy Committee of JWH. Mr. Sedlacek is responsible for the day-to-day management of the firm. He is also the president of Westport Capital Management Corporation and the president and a director of Global Capital Management Limited. Prior to joining JWH in July 1998, Mr. Sedlacek was the executive vice president and chief financial officer of Harvard Management Company, Inc., a wholly-owned subsidiary of Harvard University, which at the time of his departure managed approximately $14 billion of University-related funds. He joined Harvard Management Company in March, 1983 and was responsible for managing the areas of personnel, budgets, systems, performance analysis, contracts, credit, compliance, custody, operations, cash management, securities lending and market risk evaluation. Mr. Sedlacek currently serves on the Board of Directors of the FIA, and the Chicago Mercantile Exchange, and is a member of the Global Markets Advisory Committee of the CFTC. Mr.Sedlacek received his A.B. in Economics from Princeton University, an M.B.A in Accounting from New York University, and his C.P.A. from the State of New York in 1978.


     Dr. Mark S. Rzepczynski is the director of research and trading and a member of the Investment Policy Committee of JWH. He is responsible for overseeing research and trading functions at the firm. Prior to joining JWH, Dr. Rzepczynski's last management responsibility was as vice president and director of taxable credit and quantitative research in the fixed income division of Fidelity Management and Research. While at Fidelity from May 1995 to April 1998, he oversaw credit and quantitative research recommendations for all Fidelity taxable fixed income funds. From April 1993 to April 1995, Dr. Rzepczynski was a portfolio manager and director of research for CSI Asset Management, Inc., a fixed income money management subsidiary of Prudential Insurance. Dr. Rzepczynski has a B.A. (Cum Laude) Honors in Economics from Loyola University of Chicago, and an A.M. and Ph.D. in Economics from Brown University.

     Mr. Matt Driscoll is chief trader, vice president and a member of the Investment Policy Committee of JWH. He is responsible for the supervision and administration of all aspects of order execution strategies and implementation of trading policies and procedures. Mr. Driscoll joined JWH in March 1991 as a member of its trading department. Since joining the firm, he has held positions of increasing responsibility as they relate to the development and implementation of JWH's trading strategies and procedures. In 1993, Mr. Driscoll was promoted to manager of JWH's overseas trading desk. He has played a major role in the development of JWH's 24 hour trading operation. Mr. Driscoll attended Pace University.

     Mr. Julius A. Staniewicz is the senior strategist in JWH's Research and Product Development Department and a member of the Investment Policy Committee of JWH. He is also President of JWH Asset Management, Inc. and JWH Financial Products, Inc. Prior to joining JWH in March of 1992, Mr. Staniewicz was employed with Shearson Lehman Brothers as a financial consultant starting in April 1991. Prior to that, beginning in 1990, Mr. Staniewicz was a vice president of Phoenix Asset Management, a CPO and introducing broker, where he helped develop futures funds for syndication and institutional investors. From 1986 to 1989, Mr. Staniewicz worked in the managed futures department at Prudential-Bache Securities, Inc., as an assistant vice president and co-director of managed futures. In this capacity, Mr. Staniewicz oversaw all aspects of forming and offering futures funds, including the selection and monitoring of CTAs. Mr. Staniewicz received a B.A. in Economics from Cornell University.

     Ms. Eilene Nicoll is the vice president of trading administration and is a member of the Investment Policy Committee of JWH. Prior to joining JWH in July 1997, Ms. Nicoll was a vice president beginning in January 1997 at Commercial Materials, L.L.C., a newly organized corporation which had not yet begun operations by the time she left in July 1997. She was a vice president and director at West Course Capital, Inc., a CTA, from January 1994 until it dissolved in December 1996. At West Course Capital, Inc. Ms. Nicoll was responsible for operations and administration. Prior to joining West Course Capital, Inc. she was a vice president at REFCO, Inc. from May 1991 to December 1993. While at REFCO, she was also a principal of Nikkhah & Nicoll Asset Management, Inc., a CPO. From January 1991 to May 1991, Ms. Nicoll was employed by Moore Capital Management, Inc., where she was involved in all aspects of the commodity trading advisor business, including administration, marketing, and allocation of proprietary capital. Ms. Nicoll was at Shearson Lehman Brothers from January 1987 to December 1990 as vice president-futures. Ms. Nicoll received her B.A. in psychology from Brooklyn College.

     Mr. Paul D. Braica, C.P.A., is the managing director of administration of JWH. He is also treasurer of JWH Financial Products, Inc. Since joining JWH in April, 1996, Mr. Braica has held positions of increasing responsibility in internal audit, risk management and administration. Prior to joining JWH, he was employed with Ernst & Young LLP as an Auditor from December 1994 to March 1996 and as a Tax Manager from July 1986 to September 1993. From October 1993 to November 1994 he was the director of fund accounting at Organizer

Systems, Inc. Mr. Braica received his B.A. in Economics from Gettysburg College, his M.B.A. from Rutgers University and his M.S. in Taxation from Seton Hall University.

     Mr. Kevin J. Treacy is a vice president of JWH. Prior to joining JWH in September 1997, Mr. Treacy was the chief financial officer of Kenmar Advisory Corp. ("Kenmar"), a registered CPO, from August 1993 to August 1997. While at Kenmar, Mr. Treacy was also a principal of multiple Kenmar affiliates which were registered as CTAs, CPOs and as an Introducing Broker. At Kenmar, he was responsible for corporate finance and administration for the firm and its affiliates. Beginning in September 1986, Mr. Treacy worked for E.S. Jacobs & Co., a corporation specializing in leveraged buyouts and venture capital investments, where he held positions of increasing responsibility, lastly as the firm's financial officer until July 1993. He received his Bachelor of Commerce and Masters in Accounting from University College Dublin.

     Ms. Florence Y. Sofer is director of marketing of JWH. She is responsible for the development and implementation of strategic marketing and communications programs. Ms. Sofer joined JWH as a marketing manager in June 1997 from GAM Funds, Inc. where she was a marketing manager from June 1994 to May 1997. From October 1993 to June 1994, Ms. Sofer relocated from Washington, D.C. to New York, New York. She received her B.A. in Economics and International Relations from The American University and an M.B.A. with an emphasis in marketing from George Washington University.

     Mr. Andrew D. Willard is director of technology at JWH and a member of the Operating Committee of JWH.

     Mr. William G. Kelley is a vice president of JWH.

     Mr. Robert Lendrim is a vice president of JWH.

     Ms. Lynn R. Lubell is a vice president of JWH.

     Ms. Wendy B. Goodyear is an assistant vice president of JWH.

     Mr. Mark W. Sprankel is an assistant vice president of JWH.

     Mr. Kenneth S. Webster, C.P.A., is an assistant vice president and manager of investment support of JWH.

     Mr. Michael P. Flannery is an assistant vice president of JWH.

     The following persons are no longer principals or employees of JWH: David
R. Bailin, Peter F. Karpen, James E. Johnson, Jr., Mary Beth Hardy, Glenda G. Twist, John A.F. Ford, Michael D. Gould, Jack M. Ryng, C.P.A., Chris J. Lautenslager, Barry S. Fox, Michael J. Scoyni and Melanie Caldwell.

LEGAL AND ETHICAL CONCERNS

     There neither now exists nor has there ever previously been any administrative, civil, or criminal action against JWH or its principals which is material, except that in September 1996, JWH was named as a co-defendant in class action lawsuits filed in the California Superior Court, Los Angeles County and in the New York Supreme Court, New York County. Additional complaints containing essentially the same allegations as the earlier California complaints were filed in California in March 1997. The California complaints were consolidated in May 1997. The New York complaints were consolidated in July 1997. The actions, which seek unspecified damages, purport to be brought on behalf of investors in certain DWR commodity pools, some of which are advised by JWH, and are primarily directed at DWR's alleged fraudulent selling practices in connection with the marketing of those pools. These actions are the same matters as those discussed under "Certain Litigation" below. JWH is essentially alleged to have aided and abetted or directly participated with DWR in those practices. JWH believes the allegations against it are without merit; it intends to contest these allegations vigorously and is convinced that it will be shown to have acted properly and in the best interest of investors.

     JWH and Mr. Henry may engage in discretionary trading for their own accounts, and may trade for the purpose of testing new investment programs and concepts, as long as such trading does not amount to a breach of fiduciary duty. In the course of such trading, JWH and Mr. Henry may take positions in their own accounts which are the same or opposite from client positions due to testing a new quantitative model or program, a neutral allocation system, and/or trading pursuant to individual discretionary methods; on occasion their orders may receive better fills than client accounts. Records for these accounts will not be made available to clients.

     Employees and principals of JWH (other than Mr. Henry) are not permitted to trade on a discretionary basis in futures, options on futures or forward contracts. However, such principals and employees may invest in investment vehicles that trade futures, options on futures, or forward contracts, when an independent trader manages trading in that vehicle, and in the JWH Employee Fund, L.P., for which JWH is the CTA. The records of these accounts also will not be made available to clients.

     THE FOLLOWING UPDATES AND REPLACES THE INFORMATION CONTAINED IN "THE INVESTMENT POLICY COMMITTEE" ON PAGE 57:

Investment Policy Committee

     The Investment Policy Committee ("IPC") is a senior level advisory group, broadly responsible for evaluating and overseeing the firm's trading policies. The IPC provides a forum for shared responsibility for the development and implementation of investment policies. The IPC meets periodically to discuss issues relating to implementation of the firm's investment process and its application to markets, including research on new investments and strategies in relation to the trading models JWH employs. Typical issues analyzed by the IPC include liquidity, position size, capacity, performance cycles, and new product and market strategies. The IPC also examines regularly the impact of changing market conditions on the firm's strategic allocation program, a multi-program trading strategy which is currently part of an exclusivity arrangement with one client.

     Composition of the IPC, and participation in its discussions and its decisions by non-members, may vary over time. All recommendations of the IPC are subject to final approval by the chairman. The IPC does not make particular trading decisions.

     THE FOLLOWING UPDATES AND REPLACES THE INFORMATION CONTAINED IN "TRADING TECHNIQUES" BEGINNING ON PAGE 57.

THE JWH INVESTMENT PROCESS

     Regardless of recent performance in any one market, or widely held opinions on future market direction, JWH maintains a disciplined investment process. The consistent application of JWH's investment techniques facilitates the ability to participate in rising or falling markets without bias.

     The first step in the JWH investment process is the identification of sustained price movements--or trends--in a given market. While there are many ways to identify trends, JWH uses mathematical models that attempt to distinguish real trends from interim volatility. It also presumes that trends often exceed in duration the expectation of the general marketplace.

     JWH's historical performance demonstrates that, because trends often last longer than most market participants expect, significant returns can be generated from positions held over a long period of time. As such, JWH attempts to pare losing positions relatively quickly while allowing profitable positions to mature. Most losing positions are closed within a few days or weeks, while others--those where a profitable trend continues--are retained. Positions held for two to four months are not unusual, and positions have been held for more than one year. Historically, only thirty to forty percent of all trades made pursuant to the investment methods have been profitable. Large profits on a few trades in positions that typically exist for several months have produced favorable results overall. Generally, most losing positions are liquidated within weeks. The maximum equity retracement JWH has experienced in any single program was nearly sixty percent. Clients should understand that similar or greater drawdowns are possible in the future.

     To reduce exposure to volatility in any particular market, most JWH programs participate in several markets at one time. In total, JWH participates in up to 60 markets, encompassing interest rates, foreign exchange, and commodities such as agricultural products, energy and precious metals. Most investment programs maintain a consistent portfolio composition to allow opportunities in as many market trends as possible.

     Throughout the investment process, risk controls are maintained to reduce the possibility of an extraordinary loss in any one market. Proprietary research is conducted on an ongoing basis to refine the JWH investment strategies and attempt to reduce volatility while maintaining the potential for excellent performance.

     JWH at its sole discretion may override computer-generated signals and may at times use discretion in the application of its quantitative models which may affect performance positively or negatively. This could occur for example, when JWH determines that markets are illiquid or erratic, such as may occur during holiday seasons. Subjective aspects of JWH's quantitative models also include the determination of leverage, commencement of trading an account, contracts and contract months, and effective trade execution.

PHYSICAL OR CASH COMMODITIES

     In addition to futures contracts, JWH may from time to time for certain clients trade spot and forward contracts on physical or cash commodities, including specifically gold bullion, when it believes that such markets offer comparable or superior market liquidity or a greater ability to execute transactions at a single price. Such transactions, as opposed to futures transactions, relate to the purchase and sale of specific physical commodities. Whereas futures contracts are generally uniform except for price and delivery time, cash contracts may differ from each other with respect to such terms as quantity, grade, mode of shipment, terms of payment, penalties, risk of loss and the like. There is no limitation on the daily price movements of spot or forward contracts transacted through banks, brokerage firms or dealers, and those entities are not required to continue to make markets in any commodity. In addition, the CFTC does not comprehensively regulate such transactions, which are subject to the risk of the foregoing entities' failure, inability or refusal to perform with respect to such contracts. No such trading has previously been undertaken on behalf of the Partnerships, nor will any such trading be undertaken on behalf of the Partnerships without the consent of the General Partner. It has not been determined at this time whether any such trading will be undertaken on behalf of the Partnerships in the future.

EURO

     JWH forsees no reason why it would not be ready to accept and process data related to the Euro before January 1, 1999. A management working group is responsible for planning and preparing for the Euro conversion. The group meets on a regular basis to review information as it becomes available on this issue, determine what actions are necessary and establish policies and monitor tasks as appropriate. If unanticipated difficulties arise in connection with the conversion, JWH will notify the Partnerships.

     THE FOLLOWING UPDATES AND REPLACES THE INFORMATION CONTAINED IN "THE ORIGINAL INVESTMENT PROGRAM" ON PAGE 59.

     The Original Investment Program. The Original Investment Program, the first program offered by JWH, offers access to a spectrum of worldwide financial and nonfinancial futures markets using a disciplined trend identification investment approach. The program has enjoyed an improved risk/reward profile since 1992, when the sector allocation was altered and enhanced risk management procedures were implemented. The Original Investment Program utilizes a long-term quantitative approach which always maintains a position, either long or short, in every market traded by the program.

     THE FOLLOWING UPDATES AND REPLACES THE INFORMATION CONTAINED IN "THE GLOBAL DIVERSIFIED PORTFOLIO" ON PAGE 59.

     The Global Diversified Portfolio. The Global Diversified Portfolio is one of JWH's most diversified programs. The Global Diversified Portfolio is designed to identify and capitalize on long-term price movements in a spectrum of financial and nonfinancial markets using a systematic approach. The program does not maintain continuous positions and, in fact, may take a neutral stance (i.e., no position) if a long-term trend fails to develop or during periods of non-trending markets.

     THE FOLLOWING UPDATES AND REPLACES THE INFORMATION CONTAINED IN "INTERNATIONAL FOREIGN EXCHANGE PROGRAM" ON PAGE 59.

     The International Foreign Exchange Program. The International Foreign Exchange Program (Forex) is designed to identify and capitalize on intermediate and long-term price movements in a broad range of major and minor currencies on the interbank market. Positions are taken as outrights against the U.S. dollar, or cross rates, which eliminates dependence on the dollar. Forex attempts to take a position if a trend is identified and attempts to eliminate the position quickly--i.e. a neutral stance is taken--if long-term trends fail to continue or during periods of nontrending markets.

     THE FOLLOWING UPDATES AND REPLACES THE INFORMATION CONTAINED IN "OTHER JWH PROGRAMS" BEGINNING ON PAGE 59.

OTHER JWH PROGRAMS

     In addition to the Original Investment Program, the Global Diversified Portfolio and the International Foreign Exchange Program, JWH currently operates eight different programs for U.S. and foreign investors, none of which are utilized by JWH for Cornerstone II or Cornerstone IV. Each program is operated separately and independently. These programs are intermediate and long-term, quantitative, trend-analysis models designed to achieve speculative rates of return.

     The World Financial Perspective began trading client capital in 1987 and seeks to capitalize on market opportunities by holding positions from multiple currency perspectives, including the British pound, German mark, Japanese yen, Swiss franc, and the U.S. dollar. This program always maintains a position--long or short--in every market it trades. JWH began trading client capital in the Financial and Metals portfolio in 1984. This program is designed to identify and capitalize on intermediate and long-term price movements in four major market sectors -- currencies, metals, interest rates and stock indexes -- using a systematic approach to ensure disciplined investment decisions. The G-7 Currency Portfolio, which began trading client capital in 1991, invests in the highly liquid currencies of the Group of Seven industrialized nations and Switzerland. Not all of these currencies are traded at all times. Because this program excludes minor currencies, which may be less liquid, and maintains a lower degree of leverage, the performance characteristics are different from those of the International Foreign Exchange Program. Using a more conservative approach compared to the leverage used in the other JWH programs, the International Currency and Bond Portfolio, which began trading client capital in 1993, targets the long end of interest rate and currency futures of major industrialized nations. Foreign exchange positions are held both as outrights--trading positions taken in foreign currencies versus the U.S. dollar--and cross rates--trading foreign currencies against each other. The Global Financial Portfolio began trading client capital in June 1994 and offers access to a small group of energy and financial markets, including global currencies, interest rates, and stock indices. The Worldwide Bond Program, which began trading client capital in 1996, invests through financial futures in the long-term portion of global interest rate markets, including the U.S. 30-year bond, U.S. 10-year note, British long gilt, the French, German and Italian bond and Australian 10-year bond. This program is not limited to investments that have the potential to profit in a stable or declining interest rate environment; rather, the program attempts to capitalize on dominant trends, whether rising or falling, in bond markets around the world. The Dollar Program began trading client capital in 1996 and specializes in the foreign exchange sector using outright trading, an approach that has significantly contributed to the success of other JWH programs. The Dollar Program trades four of the world's major currencies Japanese yen, German mark, Swiss franc, and British pound -- versus the U.S. dollar, and does not participate in cross rates. The JWH Global AnalyticsTM Family of Programs, which began trading client capital in June 1997, is an integrated investment system consisting of a family of programs, collectively known as JWH Global AnalyticsTM. The family of programs combines different trend identification methodologies into a single, broadly diversified investment portfolio. JWH Global AnalyticsTM trades a wide range of financial and commodity markets. Certain energy and agricultural contracts not previously available through other JWH investment programs are also included.

     InterRateTM began trading client capital in 1988 and closed in 1996. This program was designed to enhance returns available in short-term instruments investing in U.S. treasury bills to provide both secure income and collateral for a portfolio of interbank forward and exchange-traded futures contracts. The Yen Financial Portfolio, which began trading client capital in 1992 and closed in 1996, offered investors access to a select group of Japanese financial futures markets which historically have presented some of the most favorable profit opportunities for JWH. The Delevered Yen Financial and Metals Profile, which began trading in 1995 and closed in 1996, was opened at the request of a client. This program was traded at approximately one half of the leverage of the Financial and Metals Portfolio and was traded from the perspective of the Japanese yen.


     As of August 31, 1998, the aggregate amount of funds under management pursuant to the Original Investment Program was approximately $362 million; the aggregate amount of funds under management pursuant to the Global Diversified Portfolio was approximately $197 million (the assets under management for this program includes the two Exclusive Fund Accounts traded pursuant to the same trading methodology but pursuant to different leverage; for information on these accounts, see "JWH Exclusive Fund Accounts," below); and the aggregate amount of funds under management pursuant to the International Foreign Exchange Program was $104 million. As of August 31, 1998, the aggregate amount of all funds under management pursuant to all JWH programs was approximately $2.2 billion.



     As of August 31, 1998, JWH was managing approximately $26,458,451 of Cornerstone II pursuant to its Original Investment Program and Global Diversified Portfolio. Such amount and the percentage of assets of Cornerstone II managed by JWH will change as a result of allocations of assets from the Exchange of Units of Cornerstone II, allocations and reallocations among Trading Managers and/or trading systems, and the performance of JWH and the other Trading Manager for Cornerstone II.


JWH EXCLUSIVE FUND ACCOUNTS

     Pursuant to a special JWH multi-program trading strategy that is currently the subject of an exclusive arrangement with one client operating two funds (the "Exclusive Fund Accounts"), JWH can make various discretionary trading adjustments for the accounts of those funds, including ongoing allocations and reallocations of fund assets among the investment programs and periodic trading leverage adjustments. As a result of a change made to these accounts on May 8, 1998, these accounts have traded differently than the other accounts in the respective JWH investment programs. These modified programs are not currently available for investment by other clients.

     THE FOLLOWING IS ADDED BEFORE "DEAN WITTER CORNERSTONE III" ON PAGE 60.


3. NORTHFIELD TRADING L.P.
  (CURRENT ALLOCATION -- 17.11%)


     Beginning April 16, 1997, Northfield Trading L.P. ("Northfield") became a Trading Manager for
Cornerstone II.

     Northfield is a Delaware limited partnership with its principal place of business at 3609 S. Wadsworth, Suite 250, Denver, Colorado 80235-2110. Northfield was formed in August 1990. The limited partnership was formed to use emerging computer technology to develop systematic approaches to trading. Northfield became registered in March 1990 as a commodity trading advisor and in November 1990 as commodity pool operator with the CFTC, and is a trading advisor and commodity pool operator member of the National Futures Association, the futures industry self-regulatory organization. Northfield is not affiliated with the General Partner or DWR or any of the other Trading Managers for the Partnership.

     There have been no administrative, civil or criminal actions, pending, on appeal or concluded against Northfield or its principals during the five years preceding the date of this Prospectus.

PRINCIPALS OF NORTHFIELD

     Northfield Investment L.P. ("NILP"), the general partner of Northfield, is a Delaware limited partnership, whose general partner is Northfield Investment Company, an entity owned equally by Douglas Bry and Philip Spertus, and whose limited partners are Douglas Bry, Philip Spertus and members of their families. NILP's sole function is to serve as the general partner of Northfield.

     Douglas Bry is the President of Northfield. Mr. Bry has an extensive history, dating from 1972, in analyzing and understanding complex databases through the use of computerized statistical approaches. In January 1987, Mr. Bry and Philip Spertus formed Technical Trading Strategies, Inc. ("TTS"), an Illinois corporation of which Mr. Bry is the President. In conjunction with Mr. Spertus and through TTS, Mr. Bry developed and marketed the "Volatility Breakout System," a trading methodology that was offered for sale to the public. In December 1987, Douglas Bry and Philip Spertus formed Northfield Trading Company ("NTC"), also an Illinois corporation of which Mr. Bry is President. NTC's primary business was to provide brokerage services to customers by introducing their accounts to clearing firms on a commission basis. NTC also provided discretionary trading advice to customers, and licensed proprietary trading software to introducing brokers and CTAs. Mr. Bry, an attorney, graduated from Beloit College in 1974 with a B.A. in Philosophy and Sociology and obtained his J.D. from the University of Colorado in 1978. From September 1978 until June 1982, he was a trial attorney with the Defender Association of Philadelphia, and from June 1982 through January 1987, he was a Senior Trial Deputy with the Colorado State Public Defender. Mr. Bry began trading futures for his own account in 1985 and became registered with the CFTC as a CTA in 1986. In June 1997, Mr. Bry was elected to a second two-year term on the Board of Directors of the Managed Funds Association and currently serves as Chairperson of the Emerging Manager Council. In January 1997, he was elected to the National Futures Association's Board of Directors in the Commodity Trading Advisor category and in February 1998, he was elected to the Executive Committee of the National Futures Association.

     Philip Spertus is Vice President of Northfield. Mr. Spertus graduated from the Massachusetts Institute of Technology in 1956. From 1979 to 1992, Mr. Spertus served in various senior capacities, including positions of Chairman and President, with Intercraft Industries Inc., a multinational manufacturer of picture frames and related products. In 1992, Intercraft Industries was sold to Newell Corporation and Mr. Spertus assumed the position of Vice President with Newell until late 1993. Philip Spertus owned a special seat and was a registered Broker/Dealer and member of the Chicago Board Options Exchange from August 1984 through February 1986. He has traded futures for his own account since 1983 but is not currently doing so. Mr. Spertus serves as Chairman of both TTS and NTC.

     Northfield and its principals may trade commodity interests for their own proprietary accounts. Such trades may or may not be in accordance with the Northfield trading system described below.

THE NORTHFIELD TRADING SYSTEM

     Douglas Bry has sole management authority over the day to day activities of Northfield and is primarily responsible for its nondiscretionary, technical trading program.

     Northfield makes trading decisions pursuant to a multiple-system, technical approach (the "Diversified Program") that was conceived, tested and refined by Douglas Bry and Philip Spertus. The approach is fully computerized and nondiscretionary. Money management principles are a critical element in the Diversified

Program and have been carefully constructed and are rigorously applied to minimize risk exposure and to protect asset appreciation.

     Northfield's approach is purely technical. A technical approach utilizes price action itself as analyzed by charts, numerical indicators, pattern recognition, or other techniques designed to provide information about market direction. Since sustained price moves offer the greatest opportunity for profit with the least amount of risk, Northfield has focused on studying the characteristics of "random" versus "non-random" market behavior. The resulting systems are highly sensitive to changes in price discretion and volatility, and often detect non-random behavior before a trend is obvious. In order to validate the trading methodology, extensive testing was conducted on over 13 years of price history in more than 50 markets worldwide.

     Northfield is very sensitive to the risk of "curve-fitting" results to particular markets or time periods, and, as a result, utilizes a similar approach in each market that it trades. The decision to subject all markets to similar trading rules has led to the identification of techniques that work independent of the market to which they are applied.

     Northfield implements its systems via proprietary software that generates and prints orders, monitors the markets in real time, and keeps track of positions. The selection of trades is not subject to intervention by Northfield's principals. No override of the Diversified Program will take place absent extraordinary circumstances which Northfield believes threaten the customer's capital, such as an outbreak of war, a major natural disaster or a threat to the integrity of exchange clearing systems. A full-time staff of computer programmers works with the principals of Northfield to refine existing systems and develop new ones.


     As of August 31, 1998, the aggregate amount of funds under Northfield's management was approximately $60 million ("notional funds" excluded). As of August 31, 1998, Northfield was managing approximately $5,461,053 of Cornerstone II.


PAST PERFORMANCE OF NORTHFIELD

     Northfield and its principals have established a performance history in the client accounts for which they have acted as a commodity trading advisor. The assets of Cornerstone II allocated to Northfield are allocated to the Diversified Program.

     INVESTORS ARE CAUTIONED THAT THE INFORMATION SET FORTH IN THE FOLLOWING CAPSULE PERFORMANCE SUMMARY ARE NOT INDICATIVE OF, AND MAY HAVE NO BEARING ON, ANY TRADING RESULTS WHICH MAY BE ATTAINED BY THE TRADING MANAGER OR A PARTNERSHIP IN THE FUTURE, SINCE PAST RESULTS ARE NOT A GUARANTEE OF FUTURE RESULTS AND OTHER TRADING MANAGER(S) WILL BE INVESTING FUNDS OF SUCH PARTNERSHIP. THERE CAN BE NO ASSURANCE THAT THE TRADING MANAGER OR SUCH PARTNERSHIP WILL MAKE ANY PROFITS AT ALL, OR WILL BE ABLE TO AVOID INCURRING SUBSTANTIAL LOSSES. INVESTORS SHOULD ALSO NOTE THAT INTEREST INCOME MAY CONSTITUTE A SIGNIFICANT PORTION OF A COMMODITY POOL'S TOTAL INCOME AND, IN CERTAIN INSTANCES, MAY GENERATE PROFITS WHERE THERE HAVE BEEN REALIZED OR UNREALIZED LOSSES FROM COMMODITY INTERESTS TRADING.

     The rates of return set forth in the Northfield performance capsule are based on the fully-funded subset of Northfield accounts managed pursuant to the Diversified Program. This means that (i) Northfield is managing some accounts which are fully-funded and others which are funded at less than 100%, (ii) the value of the fully-funded accounts included in the subset constitutes at least 10% of "nominal account size," which is the cash and other margin qualifying assets ("actual funds") plus the amount by which the account's trading level exceeds the actual funds ("notional funds"); and (iii) there are no material differences in gross trading profit (loss) between the fully-funded subset and the nominal account size.

                            NORTHFIELD TRADING L.P.
                              DIVERSIFIED PROGRAM


                             AS OF AUGUST 31, 1998



                Name of CTA: Northfield Trading L.P.
                Name of Program: Diversified Program
                Inception of Client Trading by CTA: July 1989
                Inception of Client Trading in Program: July 1989
                Number of Open Accounts: 27
                Aggregate Assets Overall (excluding notional): $60,449,844 Aggregate Assets Overall (including notional): $97,676,898 Aggregate Assets in Program (excluding notional): $60,449,844 Aggregate Assets in Program (including notional): $97,676,898 Largest Monthly Drawdown(1): (9.8)%--(1/93)
                Worst Peak-to-Valley Drawdown(2): (27.0)%--(12/91--1/93)
                1998 year-to-date return (8 months)(3): (0.7)%
                1997 annual return: 2.5%
                1996 annual return: 18.4%
                1995 annual return: 9.1%
                1994 annual return: 14.0%
                1993 annual return: 40.2%


        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

            NOTES TO CAPSULE PERFORMANCE OF NORTHFIELD TRADING L.P.

(1)LARGEST MONTHLY DRAWDOWN: Represents the largest loss experienced by Northfield in any calendar month during the preceding five fiscal years expressed as a percentage of Beginning Net Asset Value.

(2)LARGEST PEAK-TO-VALLEY MONTHLY DRAWDOWN: Represents the greatest cumulative percentage decline in month-end net asset value during the preceding five fiscal years due to losses sustained by Northfield during any period in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end net asset value.

(3)ANNUAL RATE OF RETURN: Represents the cumulative compounded rate for return for each year or portion thereof. It is computed by applying successively the respective monthly rate of return for each month beginning with the first month presented in each period and represents the net percentage change since the beginning of the period presented.

DEAN WITTER CORNERSTONE FUND III


1. WELTON INVESTMENT CORPORATION (FORMERLY, WELTON INVESTMENT SYSTEMS
CORPORATION)
  (CURRENT ALLOCATION -- 33.74%)


     THE FOLLOWING UPDATES AND SUPPLEMENTS THE INFORMATION RELATING TO WELTON INVESTMENT CORPORATION BEGINNING ON PAGE 60.

     Welton Investment Corporation ("WIC") is a Delaware corporation which was merged in July 1997 from Welton Investment Systems Corporation, a California corporation originally formed in 1988.

     The following persons have changed titles and/or positions as follows:

     Dr. Patrick L. Welton is the Chief Executive Officer and Chairman of WIC.

     Ms. Annette L. Welton is a co-founder of WIC, a Director, Chief Operational Officer and Chief Financial Officer.

     Mr. Jerry M. Harris is the Senior Vice President of WIC.

     WIC and its principals trade futures options and securities for their own accounts and provide management services to other clients. Investments made on behalf of WIC, its principals, and its clients, as well as any policies related thereto, will remain confidential. In the course of such trading, WIC or its principals may take positions in their own accounts which are in the same market and in the same direction as positions advocated for clients. In a case where WIC or its principals place the same trade orders for their accounts as they do for their clients in a single block order with a brokerage firm, the brokerage firm shall allocate the trade fill prices assigned to each account in a manner consistent with that firm's policy. This equalizes the likelihood of WIC or its principals receiving a superior or inferior price compared to any of their clients or, in the case of a partial fill of a block order, equalizes the likelihood of WIC or its principals receiving a trade that some customers will not receive or vice versa.


     As of August 31, 1998, the aggregate amount of funds under management pursuant to the Diversified Portfolio program was approximately $163 million ("notional funds" excluded). As of August 31, 1998, the aggregate amount of funds under management pursuant to all WIC's programs was approximately $192 million ("notional funds" excluded). As of August 31, 1998, WIC was managing approximately $14,998,005 of Cornerstone III pursuant to its Diversified Portfolio program.


     THE FOLLOWING UPDATES AND REPLACES CAPSULE A ON PAGE 64. THE NOTES CONTAINED ON PAGE 66 ARE AN INTEGRAL PART OF THE FOLLOWING CAPSULE. CAPSULES B, C, AND D ARE NOT UPDATED BECAUSE THOSE PORTFOLIOS DO NOT TRADE FOR CORNERSTONE III.


                         WELTON INVESTMENT CORPORATION
                             DIVERSIFIED PORTFOLIO
                             AS OF AUGUST 31, 1998



                Name of CTA: Welton Investment Corporation
                Name of Program: Diversified Portfolio
                Inception of Client Trading by CTA: February 1989
                Inception of Client Trading in Program: April 1992
                Number of Open Accounts: 52
                Aggregate Assets Overall (excluding notional): $192,000,000 Aggregate Assets Overall (including notional): $283,000,000 Aggregate Assets in Program (excluding notional): $163,000,000 Aggregate Assets in Program (including notional): $254,000,000 Largest Monthly % Drawdown*: (15.94)%--(2/96)
                Largest Month-End Peak-to-Valley*: (25.96)%--(1/96-8/96)
                1998 year-to-date return (8 months): 14.20%
                1997 annual return: 23.62%
                1996 annual return: 7.17%
                1995 annual return: 36.35%
                1994 annual return: 2.38%
                1993 annual return: 47.90%


        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

* Largest Monthly % Drawdown and Largest Month-End Peak-to-Valley relate to the preceding five fiscal years.


2. ABRAHAM TRADING CO.
  (CURRENT ALLOCATION -- 22.87%)


     THE FOLLOWING UPDATES AND SUPPLEMENTS THE INFORMATION RELATING TO ABRAHAM TRADING CO. ON PAGE 67.

     Craig L. Caudle is no longer an employee of ATC. Edward C. Abraham is no longer involved in the day-to-day trading and marketing of the firm, but remains as an employee.

     There have been no administrative, civil or criminal actions, pending, on appeal or concluded against ATC or its principals during the five years preceding the date of this Prospectus.

     THE FOLLOWING UPDATES AND SUPPLEMENTS THE INFORMATION RELATING TO ABRAHAM TRADING CO. ON PAGE 69.

DESCRIPTION OF ORDERS AND ORDER PLACEMENT

     ATC determines the timing and method by which orders are placed and will place all orders for futures contracts directly with the FCM's trading desk or floor brokers. ATC also will select the types of orders placed. Order placement will vary in accordance with the type of market encountered and the type of order that can be used on the exchange or market on which a particular commodity interest is traded.

     ATC trades all customer accounts in parallel, making equivalent trades for all accounts and apportioning the number of each commodity interest traded ratably among the accounts in a neutral manner based on the capital in each account.

     Since all trading methods and strategies utilized by ATC are proprietary and confidential, the foregoing discussion is necessarily of a general nature.

     THE FOLLOWING UPDATES AND REPLACES THE INFORMATION CONTAINED IN THE LAST PARAGRAPH ON PAGE 69.


     As of August 31, 1998, the aggregate amount of funds under ATC's management was approximately $57 million. As of August 31, 1998, ATC was managing approximately $10,163,372 of Cornerstone III pursuant to its Diversified Program.


     THE FOLLOWING UPDATES AND REPLACES CAPSULE A ON PAGE 70. THE NOTES CONTAINED ON PAGE 70 ARE AN INTEGRAL PART OF THE FOLLOWING CAPSULE.


                     PERFORMANCE OF ABRAHAM TRADING COMPANY
                             AS OF AUGUST 31, 1998



                     Name of CTA: Abraham Trading Company
                     Name of Program: Diversified
                     Inception of Client Trading by CTA: January 1988 Inception of Client Trading in Program: January 1988 Number of Open Accounts: 6
                     Aggregate Assets Overall: $57,460,595
                     Aggregate Assets in Program: $57,460,595
                     Largest Monthly % Drawdown*: (13.78)%--(2/96)
                     Largest Month-End Peak-to-Valley* (24.44)%--(6/95-2/96) 1998 year-to-date return (8 months): 15.34%
                     1997 annual return: 10.89%
                     1996 annual return: (0.42)%
                     1995 annual return: 6.11%
                     1994 annual return: 24.22%
                     1993 annual return: 34.29%


        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

* Largest Monthly % Drawdown and Largest Month-End Peak-to-Valley relate to the preceding five fiscal years.

     THE FOLLOWING UPDATES AND SUPPLEMENTS THE NOTES TO CAPSULE A ON PAGE 70.

     ATC uses the "Fully Funded Subset" method to calculate its composite performance, including largest monthly drawdown and largest peak-to-valley drawdown. "Largest peak-to-valley drawdown" means the greatest cumulative percentage decline in month-end net asset value due to losses sustained by any account in the program during any period in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end net asset value. The drawdown is expressed as a percentage of the initial month-end net asset value and includes the period of time from the initial month-end net asset value to the lowest month-end net asset value of such decline. "Largest monthly drawdown" means the greatest percentage monthly decline for any account in the program where the initial month-end net asset value is not equaled or exceeded by the subsequent month-end net asset value.


3. SUNRISE CAPITAL MANAGEMENT, INC.
  (CURRENT ALLOCATION -- 43.39%)


     THE FOLLOWING REPLACES THE INFORMATION CONTAINED IN THE FIRST FOUR PARAGRAPHS UNDER "DESCRIPTION OF SUNRISE'S TRADING APPROACH" ON PAGE 72.

DESCRIPTION OF SUNRISE'S TRADING PROGRAMS

     Sunrise has historically traded four programs, all of which are traded in accordance with the description below.

     Sunrise utilizes technical trend-following systems, trading a wide continuum of time windows. Most of these time frames are decidedly long term by industry standards. Pro-active money management strategies are designed to protect open profits and to minimize exposure to non-directional markets.

     Effective November 1, 1993, the General Partner reallocated the assets of Cornerstone III managed by Sunrise in proportions of approximately 50% pursuant to the Diversified Program and approximately 50% to the CIMCO portfolio.

     The Sunrise Diversified Program may follow approximately twenty different markets. These markets may include, but are not limited to, precious and industrial metals, grains, petroleum products, soft commodities, interest rate futures, stock indicies (including S&P 500), currencies and their crossrates.

     The Sunrise CIMCO -- Diversified Financial Program was designed by Sunrise to participate exclusively in the highly liquid financial markets. This program trades the major currencies as outrights against the U.S.dollar and selectively against each other. Interest rate futures, both long and short term (including U.S. and foreign bonds, notes and Euro products), stock indicies (including S&P
500), precious and industrial metals (including gold, silver and copper) and crude oil are also traded in this program. These commodity interests are traded on futures exchanges but may also be traded in the interbank or cash markets when appropriate.

     The Sunrise Currency Program follows approximately twelve different major and minor currency markets, which may include, but are not limited to, the Japanese yen, British pound, German Deutsche mark, Swiss franc, Canadian dollar, Australian dollar, Spanish peseta, Italian lira, Swedish krona, New Zealand dollar, French franc, and South African rand. The Currency Program trades currency futures contracts on the International Monetary Market (IMM) Division of the Chicago Mercantile Exchange and forward currency contracts in the interbank markets. In order to achieve adequate diversification for the Currency Program, major and minor currencies are traded as crossrates selectively against each other and/or as outrights against the U.S. dollar.

     THE FOLLOWING REPLACES THE SECOND FULL PARAGRAPH ON PAGE 73.

     Trend-following trading systems, such as those employed by Sunrise, will seldom effect market entry or exit at the most favorable price in the particular market trend. Rather, this type of trading system seeks to close out losing positions quickly and to hold portions of profitable positions for as long as the trading system determines that the particular market trend continues to offer reasonable profit potential. The number of losing transactions may exceed substantially the number of profitable transactions. However, if Sunrise's approach is successful, these losses should be more than offset by gains.

     THE FOLLOWING UPDATES AND REPLACES THE INFORMATION CONTAINED IN THE LAST PARAGRAPH ON PAGE 73 AND THE FIRST PARAGRAPH ON PAGE 74.


     As of August 31, 1998, the aggregate amount of funds under management pursuant to the Diversified Program was $95.4 million and $66.6 million pursuant to the CIMCO portfolio. As of August 31, 1998, the aggregate amount under management pursuant to all Sunrise's programs was $468.3 million.



     As of August 31, 1998, Sunrise was managing approximately $19,283,709 of Cornerstone III. Such amount and percentage of assets of Cornerstone III managed by Sunrise will change as a result of allocations of net proceeds from the Exchange of Units of Cornerstone III, allocations and reallocations among trading managers and/or trading systems, and the performance of Sunrise and other trading managers for Cornerstone III.


DEAN WITTER CORNERSTONE FUND IV


1. JOHN W. HENRY & COMPANY, INC.
  (CURRENT ALLOCATION -- 63.75%)


     THE FOLLOWING UPDATES AND REPLACES THE FIRST SENTENCE OF THE SECOND PARAGRAPH OF THE INFORMATION RELATING TO JOHN W. HENRY & COMPANY, INC. ON PAGE 74.


     As of August 31, 1998, JWH was managing approximately $79,446,475 of Cornerstone IV pursuant to its International Foreign Exchange Program.



2. SUNRISE CAPITAL MANAGEMENT, INC.
  (CURRENT ALLOCATION -- 36.25%)


     THE FOLLOWING UPDATES AND REPLACES THE LAST SENTENCE OF THE FIRST PARAGRAPH OF THE INFORMATION RELATING TO SUNRISE CAPITAL MANAGEMENT, INC. ON PAGE 74.

     Sunrise normally commits between 5 and 25% of an account's equity as margin on open positions pursuant to its trading system.

     THE FOLLOWING UPDATES AND REPLACES THE FIRST SENTENCE OF THE SECOND PARAGRAPH OF THE INFORMATION RELATING TO SUNRISE CAPITAL MANAGEMENT, INC. ON PAGE 74.


     As of August 31, 1998, Sunrise was managing approximately $45,175,853 of Cornerstone IV pursuant to the Sunrise Currency Program.


                              THE GENERAL PARTNER

     THE FOLLOWING UPDATES AND SUPPLEMENTS THE INFORMATION UNDER "THE GENERAL PARTNER" ON PAGE 78.

     The General Partner and DWR are each wholly-owned subsidiaries of Morgan Stanley Dean Witter & Co. ("MSDW"). MSDW was created in 1997 when Dean Witter, Discover & Co. (which at that time was the parent company of DWR and the General Partner) merged with Morgan Stanley Group Inc. Each of MSDW, DWR and the General Partner may be deemed to be a "parent" and "promoter" of the Partnerships within the meaning of the federal securities laws.


     As reflected in MSDW's 1997 Annual Report and Form 10-Q for the quarter ended August 31, 1998, MSDW had total shareholders' equity of $13,956 million and total assets of $302,287 million as of November 30, 1997 (audited) and total shareholders' equity of $13,642 million and total assets of $360,929 million as of August 31, 1998 (unaudited). Additional financial information regarding MSDW is included in the financial statements filed as part of such Annual Report and Form 10-Q. MSDW will provide to investors, upon request, copies of its most recent Forms 10-K, 10-Q and 8-K, as filed from time to time with the SEC. Such reports will be available for review or copying at the offices of the SEC, 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549 or will be available at no charge by writing to MSDW at 1585 Broadway, New York, New York 10036 (Attn: Investor Relations).


     THE FOLLOWING UPDATES AND REPLACES THE INFORMATION UNDER "DIRECTORS AND OFFICERS OF THE GENERAL PARTNER" ON PAGE 78-79.

DIRECTORS AND OFFICERS OF THE GENERAL PARTNER


     Richard M. DeMartini, age 46, is the Chairman of the Board and a Director of the General Partner. Mr. DeMartini is also Chairman of the Board and a Director of Dean Witter Futures & Currency Management Inc. ("DWFCM"). Mr. DeMartini is president and chief operating officer of DWR's Individual Asset Management Group. He was named to this position in May of 1997 and is responsible for Dean Witter InterCapital, Van Kampen American Capital, insurance services, managed futures, unit trust, investment consulting services, Dean Witter Realty, and NOVUS Financial Corporation. Mr. DeMartini is a member of the MSDW management committee, a director of the InterCapital funds, a trustee of the TCW/DW funds and a trustee of the Van Kampen American Capital and Morgan Stanley retail funds. Mr. DeMartini has been with DWR his entire career, joining the firm in 1975 as an financial advisor. He served as a branch manager, regional director, and national sales director, before being appointed president and chief operating officer of the Dean Witter Consumer Markets. In 1988 he was named president and chief operating officer of Sears' Consumer Banking Division and in January 1989 he became president and chief operating officer of Dean Witter Capital. Mr. DeMartini has served as chairman of the board of the Nasdaq Stock Market, Inc. and vice chairman of the board of the National Association of Securities Dealers, Inc. A native of San Francisco, Mr. DeMartini holds a bachelor's degree in marketing from San Diego State University.


     Mark J. Hawley, age 55, is President and a Director of the General Partner. Mr. Hawley is also President and a Director of DWFCM. Mr. Hawley joined DWR in February 1989 as Senior Vice President and is currently the Executive Vice President and Director of DWR's Product Management for Individual Asset Management. In this capacity, Mr. Hawley is responsible for directing the activities of the firm's Managed Futures, Insurance, and Unit Investment Trust Business. From 1978 to 1989, Mr. Hawley was a member of the senior management team at Heinold Asset Management, Inc., a CPO, and was responsible for a variety of projects in public futures funds. From 1972 to 1978, Mr. Hawley was a Vice President in charge of institutional block trading for the Mid-West at Kuhn Loeb & Company.

     Lawrence Volpe, age 51, is a Director of the General Partner and DWFCM. Mr. Volpe joined DWR as a Senior Vice President and Controller in September 1983. In May 1998 Mr. Volpe began taking on special assignments for DWR and relinquishing certain day-to-day responsibilities. From July 1979 to September 1983, he was associated with E.F. Hutton & Company Inc. and prior to his departure, held the positions of First Vice President and Assistant Controller. From 1970 to July 1979, he served as audit manager in the financial services division of Arthur Andersen & Co.

     Joseph G. Siniscalchi, age 53, is a Director of the General Partner. Mr. Siniscalchi joined DWR in July 1984 as a First Vice President, Director of General Accounting. He is currently Senior Vice President and Controller of the Financial Markets Division of DWR. From February 1980 to July 1984, Mr. Siniscalchi was Director of Internal Audit at Lehman Brothers Kuhn Loeb, Inc.

     Edward C. Oelsner III, age 56, is a Director of the General Partner. Mr. Oelsner is currently an Executive Vice President and head of the Product Development Group at Dean Witter InterCapital Inc., an affiliate of DWR. Mr. Oelsner joined DWR in 1981 as a Managing Director in DWR's Investment Banking Department specializing in coverage of regulated industries and, subsequently, served as head of the DWR Retail Products Group. Prior to joining DWR, Mr. Oelsner held positions at The First Boston Corporation as a member of the Research and Investment Banking Departments from 1967 to 1981. Mr. Oelsner received his M.B.A. in Finance from the Columbia University Graduate School of Business in 1966 and an A.B. in Politics from Princeton University in 1964. Mr. Oelsner joined DWR in March 1981 as a Managing Director in the Corporate Finance Department. He currently manages DWR's Retail Products Group within the Corporate Finance Department. While Mr. Oelsner has extensive experience in the securities industry, he has no experience in futures interests trading.

     Robert E. Murray, age 37, is a Director of the General Partner. Mr. Murray is also a Director of DWFCM. Mr. Murray is currently a Senior Vice President of DWR's Managed Futures Department and is the Senior Administrative Officer of DWFCM. Mr. Murray began his career at DWR in 1984 and is currently the Director of the Managed Futures Department. In this capacity, Mr. Murray is responsible for overseeing all aspects of the firm's Managed Futures Department. Mr. Murray currently serves as a Director of the Managed Funds Association, an industry association for investment professionals in futures, hedge funds and other alternative investments. Mr. Murray graduated from Geneseo State University in May 1983 with a B.A. degree in Finance.

     Lewis A. Raibley, III, age 37, is Vice President and Chief Financial Officer of the General Partner. Mr. Raibley is currently Senior Vice President and Controller in the Individual Asset Management Group of MSDW. From July 1997 to May 1998, Mr. Raibley served as Senior Vice President and Director in the Internal Reporting Department of MSDW and prior to that, from 1992 to 1997, he served as Senior Vice President and Director in the Financial Reporting and Policy Division of Dean Witter Discover & Co. ("DWD"). He has been with DWD and its affiliates since June 1986.

     Laurence E. Mollner is no longer a Director of the General Partner and Patti L. Behnke is no longer a Vice President and Chief Financial Officer of the General Partner.

     The General Partner and its officers and directors may, from time to time, trade commodity interest contracts for their own proprietary accounts. The records of trading in such accounts will not be made available to Limited Partners for inspection.

     There have been no administrative, civil or criminal actions against the General Partner or any of its principals within the five years preceding the date of this Prospectus which the General Partner believes would be material to an investors' decision to Exchange Units.


     As of August 31, 1998 the General Partner had contributed a total of $3,771,003 to Cornerstone II, III and IV in order to meet its minimum capital requirements. Such contribution is evidenced by approximately 217.400 units of general partnership interest of Cornerstone II, 382.103 units of general partnership interest of Cornerstone III and 638.889 units of general partnership interest of Cornerstone IV. Each such unit of general partnership interest has a net asset value equal to the Net Asset Value of a Unit of Limited Partnership Interest of the respective Partnership. The General Partner has agreed to make additional contributions to each Partnership so that the General Partner's aggregate capital contribution will at all times be equal to the sum of (i) the lesser of $100,000 or 3% of the first $10,000,000 in aggregate capital contributions to such Partnership by all partners (including the General Partner's contribution) and (ii) 1% of any such aggregate capital contributions in excess of $10,000,000; but not less than $50,000. The General Partner and its principals are not obligated to purchase Units of Limited Partnership Interest and do not presently own any Units of Cornerstone II. A principal of the General Partner owns 2.750 Units of Cornerstone III and 4.856 Units of Cornerstone IV.


     THE FOLLOWING UPDATES AND REPLACES "THE COMMODITY BROKER" ON PAGES 79-80.

                             THE COMMODITY BROKERS

DESCRIPTION OF THE COMMODITY BROKERS

     Dean Witter Reynolds Inc. ("DWR"), a Delaware corporation, acts as the Partnerships' non-clearing commodity broker, and Carr Futures, Inc. ("CFI" and, together with DWR, the "Commodity Brokers"), a Delaware corporation, acts as the clearing broker for the Partnerships' commodity interests trades and as the counterparty on the Partnerships' foreign currency forward contracts. DWR also serves as the non-clearing commodity broker for all but one of the other commodity pools for which Demeter serves as general partner and commodity pool operator, and CFI serves as the clearing broker and foreign currency forward counterparty for such commodity pools.

     DWR is a principal operating subsidiary of MSDW, which is a publicly-owned company. DWR is a financial services company which provides to its individual, corporate and institutional clients services as a broker in securities and commodity interests, a dealer in corporate, municipal and government securities, an investment adviser, and an agent in the sale of life insurance and various other products and services. DWR is a member firm of the New York Stock Exchange, the American Stock Exchange, the Chicago Board Options Exchange, other major securities exchanges, and the National Association of Securities Dealers, Inc. ("NASD"). DWR is registered with the CFTC as a futures commission merchant and is a member of the NFA in such capacity. DWR is currently servicing its clients through a network of 415 offices nationwide with over 10,000 financial advisors servicing individual and institutional client accounts.

     CFI is a subsidiary of Credit Agricole Indosuez, which had total equity of approximately $6.28 billion at December 31, 1997 and which is itself a subsidiary of Caisse Nationale de Credit Agricole, one of the ten largest banks in the world. CFI's parent has guaranteed to each Partnership payment of the net liquidating value of the transactions in the Partnership's account with CFI. CFI has been registered under the CEAct as a futures commission merchant and has been a member of the NFA in such capacity since August 1987. CFI's global headquarters is located at 10 South Wacker Drive, Suite 1100, Chicago, Illinois 60606. CFI acts as a commodity broker to individuals, corporate and institutional clients and is a clearing member of the Chicago Board of Trade, the Chicago Mercantile Exchange, the Commodity Exchange Inc., and other major commodities exchanges.

     In 1997, following the merger of the parent of DWR and Morgan Stanley Group Inc., DWR sold its institutional futures business and foreign currency trading operations (including futures exchange and clearinghouse memberships, equipment, records and relevant personnel) to CFI. The sale did not involve or otherwise affect the operations or personnel of DWR's Managed Futures Department or Demeter Management Corporation, the general partner of the Partnerships. Because DWR no longer maintained a futures clearing and foreign currency business, and so as to provide continuity of trading operations, the Partnerships' futures clearing and foreign currency accounts (along with the accounts of Demeter's other commodity pools), were transferred to CFI. While CFI now acts as the counterparty on the Partnerships' foreign currency trades and acts as the clearing broker for the Partnerships' futures contracts and futures options trades, DWR acts as the non-clearing commodity broker for the Partnerships and continues to hold most (70-80%) of the Partnerships' assets.

BROKERAGE ARRANGEMENTS

     In light of DWR's role as the non-clearing commodity broker and CFI's role as the clearing commodity broker, the Partnership's brokerage arrangements discussed in "Conflicts of Interest--Relationship of the General Partner to the Commodity Broker" and "--Customer Agreement with DWR" and "Description of Charges to Each Partnership--1. Commodity Broker" should be read to reflect such change.

RELATED RISK FACTORS

     THE FOLLOWING UPDATES "RISK FACTORS--SPECIAL RISKS ASSOCIATED WITH FORWARD TRADING" ON PAGE 10.

     The risks relating to the principal on the forward trades should now be read as applying solely to CFI, which, as described above, is the counterparty on the Partnerships' foreign currency forward contract trades.

     THE FOLLOWING REPLACES THE FOURTH SENTENCE OF THE FIRST PARAGRAPH UNDER "RISK FACTORS--SPECIAL RISKS ASSOCIATED WITH TRADING ON FOREIGN EXCHANGES" ON PAGE 10.

     The General Partner attempts to monitor and control the credit exposure of trading on foreign exchanges. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Instruments" beginning on page S-13.

     THE FOLLOWING REPLACES "RISK FACTORS--THE PARTNERSHIPS HAVE CREDIT RISKS TO DWR" ON PAGE 11.

     THE PARTNERSHIPS HAVE CREDIT RISK TO THE COMMODITY BROKERS. The Partnerships have credit risk because DWR and CFI act as the futures commission merchants or the counterparty with respect to most of the Partnerships' assets. Exchange-traded futures and futures styled options contracts are marked to market on a daily basis, with variations in value credited or charged to a Partnership's account on a daily basis. Each of DWR and CFI, as a futures commission merchant for each Partnership's exchange-traded futures contracts, is required, pursuant to CFTC regulations, to segregate from its own assets, and for the sole benefit of its commodity customers, all funds held by it with respect to exchange-traded futures and futures styled options contracts, including an amount equal to the net unrealized gain on all open futures and futures styled options contracts. With respect to a Partnership's off-exchange-traded foreign currency forward contracts with CFI, there are no daily settlements of variations in value. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Instruments" beginning on page S-13.

     THE FOLLOWING SECTION IS TO BE INSERTED BEFORE "THE COMMODITIES MARKET" ON PAGE 80.

                               CERTAIN LITIGATION

     At any given time, DWR is involved in numerous legal actions, some of which seek significant damages.

     On May 16, 1996, an NASD arbitration panel awarded damages and costs against DWR and one of its account executives in the amount of approximately $1.1 million, including punitive damages, to three customers who alleged, among other things, fraud and misrepresentation in connection with their individually managed futures accounts (not commodity pools).

     On September 6, 10, and 20, 1996, and on March 13, 1997, similar purported class actions were filed in the Superior Court of the State of California, County of Los Angeles, on behalf of all purchasers of interests in limited partnership commodity pools sold by DWR. Named defendants include DWR, Demeter, Dean Witter Futures and Currency Management Inc., MSDW (all such parties referred to hereafter as the "Dean Witter Parties"), the Partnerships, certain other limited partnership commodity pools of which Demeter is the general partner, and certain trading advisors (including JWH) to those pools. On June 16, 1997, the plaintiffs in the above actions filed a consolidated amended complaint, alleging, among other things, that the defendants committed fraud, deceit, negligent misrepresentation, various violations of the California Corporations Code, intentional and negligent breach of fiduciary duty, fraudulent and unfair business practices, unjust enrichment, and conversion in the sale and operation of the various limited partnerships commodity pools. Similar purported class actions were also filed on September 18 and 20, 1996 in the Supreme Court of the State of New York, New York County, and on November 14, 1996 in the Superior Court of the State of Delaware, New Castle County, against the Dean Witter Parties and certain trading advisors (including JWH) on behalf of all purchasers of interests in various limited partnership commodity pools, including the Partnerships, sold by DWR. A consolidated and amended complaint in the action pending in the Supreme Court of the State of New York was filed on August 13, 1997, alleging that the defendants committed fraud, breach of fiduciary duty, and negligent misrepresentation in the sale and operation of the various limited partnership commodity pools. On December 16, 1997, upon motion of the plaintiffs, the action pending in the Superior Court of the State of Delaware was voluntarily dismissed without prejudice. The complaints seek unspecified amounts of compensatory and punitive damages and other relief. It is possible that additional similar actions may be filed and that, in the course of these actions, other parties could be added as defendants. The Dean Witter Parties believe that they and the Partnerships have strong defenses to, and they will vigorously contest, the actions. Although the ultimate outcome of legal proceedings cannot be predicted with certainty, it is the opinion of management of the Dean Witter Parties that the resolution of the actions will not have a material adverse effect on the financial condition or the results of operations of any of the Dean Witter Parties or the Partnerships.

     During the five years preceding the date of this Prospectus, there have been (other than as described above) no material criminal, civil or administrative actions pending, on appeal or concluded against DWR, Demeter or any of their principals which DWR or Demeter believes would be material to an investor's decision to invest in the Partnerships.

     At any given time, CFI is involved in various legal actions. On July 31, 1992, a CFTC Administrative Law Judge ("ALJ") ordered CFI to pay a former client of the firm approximately $1.7 million in damages, plus interest and costs, based upon certain alleged misrepresentations made by a former account executive. Al Baraka Investment and Development Corp. vs. Indosuez Carr Futures, Inc. (CFTC Docket No. 91-R-126). On May 3, 1993, the CFTC issued an Order of Summary Affirmance, which affirmed the ALJ's decision, and the U.S. Court of Appeals for the Seventh Circuit affirmed the CFTC order in June, 1994.

     During the five years preceding the date of this Prospectus, there have been (other than as described above) no material criminal, civil or administrative actions pending, on appeal or concluded against CFI or any of its principals, which CFI believes would be material to an investor's decision to invest in the Partnerships.

                  PLAN OF DISTRIBUTION AND EXCHANGE PROCEDURE

     THE FOLLOWING UPDATES THE INFORMATION UNDER "SUMMARY OF THE
PROSPECTUS--PURCHASE OF UNITS PURSUANT TO AN EXCHANGE--SECURITIES AVAILABLE FOR EXCHANGE" ON PAGE 7 AND "PLAN OF DISTRIBUTION AND EXCHANGE PROCEDURE" ON PAGE 91.


     As of September 1, 1998, 14,587.240 unsold Units of Limited Partnership Interest were available for purchase pursuant to Exchanges.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

     THE FOLLOWING SUPPLEMENTS THE INFORMATION UNDER "MATERIAL FEDERAL INCOME TAX CONSIDERATIONS" ON PAGES 92-99.

     The recently enacted Taxpayer Relief Act of 1997, among other things, provides that long-term capital gains for individual Limited Partners are taxed at a maximum marginal rate of 20%. Prospective investors should consult their tax advisors regarding this change and other changes in federal, state and local tax laws.

                                    EXPERTS

     THE FOLLOWING UPDATES AND REPLACES THE INFORMATION UNDER "EXPERTS" ON PAGE 100.

     The statements of financial condition of Dean Witter Cornerstone Fund II, Dean Witter Cornerstone Fund III and Dean Witter Cornerstone Fund IV as of December 31, 1997 and 1996, and their related statements of operations, changes in partners' capital, and their cash flows for each of the three years in the period ended December 31, 1997 and the statement of financial condition of Demeter Management Corporation as of November 30, 1997 included in this Prospectus Supplement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon such reports of such firm given upon their authority as experts in accounting and auditing. Deloitte & Touche LLP also acts as independent auditors for MSDW.

                          INDEPENDENT AUDITORS' REPORT

To the Limited Partners and the General Partner of
Dean Witter Cornerstone Fund II
Dean Witter Cornerstone Fund III
Dean Witter Cornerstone Fund IV:

We have audited the accompanying statements of financial condition of Dean Witter Cornerstone Fund II, Dean Witter Cornerstone Fund III and Dean Witter Cornerstone Fund IV (collectively, the "Partnerships"), as of December 31, 1997 and 1996 and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Dean Witter Cornerstone Fund II, Dean
Witter Cornerstone Fund III and Dean Witter Cornerstone Fund IV, as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

February 17, 1998
New York, New York

                        DEAN WITTER CORNERSTONE FUND II
                       STATEMENTS OF FINANCIAL CONDITION

                                                                               FOR THE YEARS ENDED
                                                           JUNE 30,               DECEMBER 31,
                                                          ----------       ---------------------------
                                                             1998             1997             1996
                                                          ----------       ----------       ----------

                                                          (UNAUDITED)
ASSETS                                                        $                $                $
Equity in Commodity futures trading accounts:
  Cash                                                    28,907,166       29,293,294       28,509,266
  Net unrealized gain on open contracts                    1,763,384        2,003,679        1,316,434
                                                          ----------       ----------       ----------
          Total Trading Equity                            30,670,550       31,296,973       29,825,700
Interest receivable (DWR)                                    100,800          106,167           97,815
Due from DWR                                                  73,771           27,883          123,327
                                                          ----------       ----------       ----------
          Total Assets                                    30,845,121       31,431,023       30,046,842
                                                          ----------       ----------       ----------
                                                          ----------       ----------       ----------
LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES
Accrued incentive fees                                        78,138          618,270          316,750
Redemptions payable                                          220,487          199,022          442,706
Accrued management fees                                      102,351          104,350           99,352
Common administrative expenses payable                        37,477           21,640           52,339
Accrued brokerage commissions (DWR)                           --               --               83,967
Accrued transaction fees and costs                            --               --                5,558
                                                          ----------       ----------       ----------
          Total Liabilities                                  438,453          943,282        1,000,672
                                                          ----------       ----------       ----------
PARTNERS' CAPITAL
  Limited Partners (7,657.634, 7,967.401 and
  8,987.942 Units, respectively)                          29,567,255       29,677,943       28,360,195
General Partner (217.400 Units)                              839,413          809,798          685,975
                                                          ----------       ----------       ----------
          Total Partners' Capital                         30,406,668       30,487,741       29,046,170
                                                          ----------       ----------       ----------
          Total Liabilities and Partners' Capital         30,845,121       31,431,023       30,046,842
                                                          ----------       ----------       ----------
                                                          ----------       ----------       ----------
NET ASSET VALUE PER UNIT                                    3,861.15         3,724.92         3,155.36
                                                          ----------       ----------       ----------
                                                          ----------       ----------       ----------

                            STATEMENTS OF OPERATIONS

                                    FOR THE SIX MONTHS ENDED                FOR THE YEARS ENDED
                                            JUNE 30,                            DECEMBER 31,
                                    -------------------------     ----------------------------------------
                                       1998           1997           1997           1996           1995
                                    ----------     ----------     ----------     ----------     ----------

                                        $              $
REVENUES                            (UNAUDITED)    (UNAUDITED)        $              $              $
Trading Profit (Loss):
  Realized                           2,139,556      2,263,382      6,363,803      7,321,679     11,081,716
  Net change in unrealized            (240,295)      (333,627)       687,245     (2,051,673)      (947,973)
                                    ----------     ----------     ----------     ----------     ----------
          Total Trading Results      1,899,261      1,929,755      7,051,048      5,270,006     10,133,743
Interest income (DWR)                  598,276        628,176      1,228,298      1,179,784      1,471,022
                                    ----------     ----------     ----------     ----------     ----------
          Total Revenues             2,497,537      2,557,931      8,279,346      6,449,790     11,604,765
                                    ----------     ----------     ----------     ----------     ----------
EXPENSES
Brokerage commissions (DWR)            706,483        662,114      1,383,112      1,719,932      1,864,093
Management fees                        587,455        566,449      1,159,248      1,167,223      1,307,872
Incentive fees                          78,138         92,628        650,800        329,590        381,720
Transaction fees and costs              65,144         61,846        128,692        170,971        160,238
Common administrative expenses          19,256         21,824         41,330         14,612          8,183
                                    ----------     ----------     ----------     ----------     ----------
          Total Expenses             1,456,476      1,404,861      3,363,182      3,402,328      3,722,106
                                    ----------     ----------     ----------     ----------     ----------
NET INCOME                           1,041,061      1,153,070      4,916,164      3,047,462      7,882,659
                                    ----------     ----------     ----------     ----------     ----------
                                    ----------     ----------     ----------     ----------     ----------
Net Income Allocation:
Limited Partners                     1,011,446      1,127,331      4,792,341      2,976,870      7,753,763
General Partner                         29,615         25,739        123,823         70,592        128,896
Net Income per Unit:
Limited Partners                        136.23         118.40         569.56         324.71         592.90
General Partner                         136.23         118.40         569.56         324.71         592.90

   The accompanying notes are an integral part of these financial statements.

                        DEAN WITTER CORNERSTONE FUND III
                       STATEMENTS OF FINANCIAL CONDITION

                                                                               FOR THE YEARS ENDED
                                                           JUNE 30,               DECEMBER 31,
                                                          ----------       ---------------------------
                                                             1998             1997             1996
                                                          ----------       ----------       ----------

                                                              $
ASSETS                                                    (UNAUDITED)          $                $
Equity in Commodity futures trading accounts:
  Cash                                                    40,755,926       39,762,715       40,587,011
  Net unrealized gain on open contracts                    1,485,060        1,938,295        2,580,803
  Net option premiums                                       (434,870)        (158,765)        (291,412)
                                                          ----------       ----------       ----------
          Total Trading Equity                            41,806,116       41,542,245       42,876,402
Interest receivable (DWR)                                    144,065          145,100          138,367
Due from DWR                                                 166,428           94,981          122,701
                                                          ----------       ----------       ----------
          Total Assets                                    42,116,609       41,782,326       43,137,470
                                                          ----------       ----------       ----------
                                                          ----------       ----------       ----------
LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES
Redemptions payable                                          422,473          429,759          680,730
Accrued management fees                                      139,503          138,480          142,387
Common administrative expenses payable                       126,176           99,713          137,548
Accrued brokerage commissions (DWR)                           --               --              129,098
Accrued transaction fees and costs                            --               --               12,349
                                                          ----------       ----------       ----------
          Total Liabilities                                  688,152          667,952        1,102,112
                                                          ----------       ----------       ----------
PARTNERS' CAPITAL
Limited Partners (12,757.648, 13,352.334 and
  15,097.603 Units, respectively)                         40,223,720       39,970,539       40,997,752
General Partner (382.103 Units)                            1,204,737        1,143,835        1,037,606
                                                          ----------       ----------       ----------
          Total Partners' Capital                         41,428,457       41,114,374       42,035,358
                                                          ----------       ----------       ----------
          Total Liabilities and Partners' Capital         42,116,609       41,782,326       43,137,470
                                                          ----------       ----------       ----------
                                                          ----------       ----------       ----------
NET ASSET VALUE PER UNIT                                    3,152.91         2,993.52         2,715.51
                                                          ----------       ----------       ----------
                                                          ----------       ----------       ----------

                            STATEMENTS OF OPERATIONS

                                    FOR THE SIX MONTHS ENDED                FOR THE YEARS ENDED
                                            JUNE 30,                            DECEMBER 31,
                                    -------------------------     ----------------------------------------
                                       1998           1997           1997           1996           1995
                                    ----------     ----------     ----------     ----------     ----------

                                        $              $
REVENUES                            (UNAUDITED)    (UNAUDITED)        $              $              $
Trading Profit (Loss):
  Realized                           3,823,062      6,703,472      7,439,669      8,925,181     14,260,042
  Net change in unrealized            (453,235)    (1,271,432)      (642,508)    (2,997,491)       561,437
                                    ----------     ----------     ----------     ----------     ----------
          Total Trading Results      3,369,827      5,432,040      6,797,161      5,927,690     14,821,479
Interest income (DWR)                  857,814        899,908      1,786,271      1,657,400      2,061,461
                                    ----------     ----------     ----------     ----------     ----------
          Total Revenues             4,227,641      6,331,948      8,583,432      7,585,090     16,882,940
                                    ----------     ----------     ----------     ----------     ----------
EXPENSES
Brokerage commissions (DWR)          1,092,856      1,184,270      2,294,914      2,772,496      3,499,743
Management fees                        836,091        877,608      1,728,062      1,629,715      1,828,013
Transaction fees and costs             110,653        114,093        229,570        379,973        502,332
Common administrative expenses          32,174         36,352         69,344         24,702         21,158
                                    ----------     ----------     ----------     ----------     ----------
  Total Expenses                     2,071,774      2,212,323      4,321,890      4,806,886      5,851,246
                                    ----------     ----------     ----------     ----------     ----------
NET INCOME                           2,155,867      4,119,625      4,261,542      2,778,204     11,031,694
                                    ----------     ----------     ----------     ----------     ----------
                                    ----------     ----------     ----------     ----------     ----------
Net Income Allocation:
Limited Partners                     2,094,965      4,016,671      4,155,313      2,699,171     10,824,963
General Partner                         60,902        102,954        106,229         79,033        206,731
Net Income per Unit:
Limited Partners                        159.39         269.44         278.01         206.83         541.04
General Partner                         159.39         269.44         278.01         206.83         541.04

   The accompanying notes are an integral part of these financial statements.

                        DEAN WITTER CORNERSTONE FUND IV
                       STATEMENTS OF FINANCIAL CONDITION

                                                                              FOR THE YEARS ENDED
                                                         JUNE 30,                 DECEMBER 31,
                                                        -----------       ----------------------------
                                                           1998              1997              1996
                                                        -----------       -----------       ----------

                                                             $
ASSETS                                                  (UNAUDITED)            $                $
Equity in Commodity futures trading accounts:
  Cash                                                  116,634,568       119,181,131       91,656,399
  Net unrealized gain on open contracts                  11,738,740         1,815,112        5,330,520
                                                        -----------       -----------       ----------
          Total Trading Equity                          128,373,308       120,996,243       96,986,919
Interest receivable (DWR)                                   379,076           382,307          305,391
                                                        -----------       -----------       ----------
          Total Assets                                  128,752,384       121,378,550       97,292,310
                                                        -----------       -----------       ----------
                                                        -----------       -----------       ----------
LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES
Incentive fees payable                                    2,192,552         1,594,371           --
Redemptions payable                                       1,018,602           899,127        1,269,513
Accrued management fees                                     427,338           403,011          322,552
Common administrative expenses payable                      123,674            72,297          126,007
Accrued brokerage commissions (DWR)                         --                --                74,340
Accrued transaction fees and costs                          --                --                 3,654
                                                        -----------       -----------       ----------
          Total Liabilities                               3,762,166         2,968,806        1,796,066
                                                        -----------       -----------       ----------
PARTNERS' CAPITAL
Limited Partners (24,944.941, 26,057.228 and
  29,160.287 Units, respectively)                       121,868,915       115,575,973       93,448,822
General Partner (638.889 Units)                           3,121,303         2,833,771        2,047,422
                                                        -----------       -----------       ----------
          Total Partners' Capital                       124,990,218       118,409,744       95,496,244
                                                        -----------       -----------       ----------
          Total Liabilities and Partners' Capital       128,752,384       121,378,550       97,292,310
                                                        -----------       -----------       ----------
                                                        -----------       -----------       ----------
NET ASSET VALUE PER UNIT                                   4,885.52          4,435.47         3,204.66
                                                        -----------       -----------       ----------
                                                        -----------       -----------       ----------

                            STATEMENTS OF OPERATIONS

                                FOR THE SIX MONTHS ENDED                  FOR THE YEARS ENDED
                                        JUNE 30,                              DECEMBER 31,
                               --------------------------      ------------------------------------------
                                  1998            1997            1997            1996            1995
                               ----------      ----------      ----------      ----------      ----------

                                   $               $
REVENUES                       (UNAUDITED)     (UNAUDITED)         $               $               $
Trading Profit (Loss):
  Realized                      4,527,313      17,204,603      42,691,318      10,304,825      27,041,974
  Net change in unrealized      9,923,628      (5,601,735)     (3,515,408)      5,260,377        (198,148)
                               ----------      ----------      ----------      ----------      ----------
          Total Trading
            Results            14,450,941      11,602,868      39,175,910      15,565,202      26,843,826
Interest income (DWR)           2,302,693       2,048,277       4,200,571       3,924,420       4,912,698
                               ----------      ----------      ----------      ----------      ----------
          Total Revenues       16,753,634      13,651,145      43,376,481      19,489,622      31,756,524
                               ----------      ----------      ----------      ----------      ----------
EXPENSES
Brokerage commissions
  (DWR)                         1,202,871       1,478,595       2,656,715       3,781,486       2,776,225
Management fees                 2,333,334       2,052,759       4,287,974       3,904,737       4,575,372
Incentive fees                  1,618,729              --       1,594,371              --              --
Transaction fees and costs         60,647          90,957         171,578         222,993         168,718
Common administrative
  expenses                         62,565          70,539         134,041          47,685          39,890
                               ----------      ----------      ----------      ----------      ----------
  Total Expenses                5,278,146       3,692,850       8,844,679       7,956,901       7,560,205
                               ----------      ----------      ----------      ----------      ----------
NET INCOME                     11,475,488       9,958,295      34,531,802      11,532,721      24,196,319
                               ----------      ----------      ----------      ----------      ----------
                               ----------      ----------      ----------      ----------      ----------
Net Income Allocation:
Limited Partners               11,187,956       9,745,978      33,745,453      11,297,656      23,857,922
General Partner                   287,532         212,317         786,349         235,065         338,397
Net Income per Unit:
Limited Partners                   450.05          332.32        1,230.81          367.93          529.66
General Partner                    450.05          332.32        1,230.81          367.93          529.66

   The accompanying notes are an integral part of these financial statements.

                         DEAN WITTER CORNERSTONE FUNDS
                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
             FOR THE SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED) AND
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                    UNITS OF
                                                   PARTNERSHIP           LIMITED             GENERAL
                                                    INTEREST             PARTNERS            PARTNER              TOTAL
                                                   -----------         ------------         ----------         ------------
                                                                            $                   $                   $
DEAN WITTER CORNERSTONE FUND II
Partners' Capital, December 31, 1994               14,019.450            30,885,515            486,487           31,372,002
Offering of Units                                      70.020               178,837                 --              178,837
Net Income                                                 --             7,753,763            128,896            7,882,659
Redemptions                                        (3,198.372)           (8,604,610)                --           (8,604,610)
                                                   -----------         ------------         ----------         ------------
Partners' Capital, December 31, 1995               10,891.098            30,213,505            615,383           30,828,888
Offering of Units                                      56.043               155,468                 --              155,468
Net Income                                                 --             2,976,870             70,592            3,047,462
Redemptions                                        (1,741.799)           (4,985,648)                --           (4,985,648)
                                                   -----------         ------------         ----------         ------------
Partners' Capital, December 31, 1996                9,205.342            28,360,195            685,975           29,046,170
Offering of Units                                      94.328               314,932                 --              314,932
Net Income                                                 --             4,792,341            123,823            4,916,164
Redemptions                                        (1,114.869)           (3,789,525)                --           (3,789,525)
                                                   -----------         ------------         ----------         ------------
Partners' Capital, December 31, 1997                8,184.801            29,677,943            809,798           30,487,741
Offering of Units                                       8.044                29,966                 --               29,966
Net Income                                                 --             1,011,446             29,615            1,041,061
Redemptions                                          (317.811)           (1,152,100)                --           (1,152,100)
                                                   -----------         ------------         ----------         ------------
Partners' Capital, June 30, 1998                    7,875.034            29,567,255            839,413           30,406,668
                                                   -----------         ------------         ----------         ------------
                                                   -----------         ------------         ----------         ------------

DEAN WITTER CORNERSTONE FUND III
Partners' Capital, December 31, 1994               23,887.701            46,250,611            751,842           47,002,453
Offering of Units                                      25.778                49,000                 --               49,000
Net Income                                                 --            10,824,963            206,731           11,031,694
Redemptions                                        (5,198.558)          (11,133,473)                --          (11,133,473)
                                                   -----------         ------------         ----------         ------------
Partners' Capital, December 31, 1995               18,714.921            45,991,101            958,573           46,949,674
Offering of Units                                       3.594                 8,388                 --                8,388
Net Income                                                 --             2,699,171             79,033            2,778,204
Redemptions                                        (3,238.809)           (7,700,908)                --           (7,700,908)
                                                   -----------         ------------         ----------         ------------
Partners' Capital, December 31, 1996               15,479.706            40,997,752          1,037,606           42,035,358
Offering of Units                                       1.841                 5,000                 --                5,000
Net Income                                                 --             4,155,313            106,229            4,261,542
Redemptions                                        (1,747.110)           (5,187,526)                --           (5,187,526)
                                                   -----------         ------------         ----------         ------------
Partners' Capital, December 31, 1997               13,734.437            39,970,539          1,143,835           41,114,374
Offering of Units                                       5.184                15,998                 --               15,998
Net Income                                                 --             2,094,965             60,902            2,155,867
Redemptions                                          (599.870)           (1,857,782)                --           (1,857,782)
                                                   -----------         ------------         ----------         ------------
Partners' Capital, June 30, 1998                   13,139.751            40,223,720          1,204,737           41,428,457
                                                   -----------         ------------         ----------         ------------
                                                   -----------         ------------         ----------         ------------

DEAN WITTER CORNERSTONE FUND IV
Partners' Capital, December 31, 1994               47,632.891           108,418,306          1,473,960          109,892,266
Offering of Units                                      77.319               212,691                 --              212,691
Net Income                                                 --            23,857,922            338,397           24,196,319
Redemptions                                        (11,165.696)         (30,634,265)                --          (30,634,265)
                                                   -----------         ------------         ----------         ------------
Partners' Capital, December 31, 1995               36,544.514           101,854,654          1,812,357          103,667,011
Offering of Units                                      37.715               108,665                 --              108,665
Net Income                                                 --            11,297,656            235,065           11,532,721
Redemptions                                        (6,783.053)          (19,812,153)                --          (19,812,153)
                                                   -----------         ------------         ----------         ------------
Partners' Capital, December 31, 1996               29,799.176            93,448,822          2,047,422           95,496,244
Offering of Units                                      57.083               223,794                 --              223,794
Net Income                                                 --            33,745,453            786,349           34,531,802
Redemptions                                        (3,160.142)          (11,842,096)                --          (11,842,096)
                                                   -----------         ------------         ----------         ------------
Partners' Capital, December 31, 1997               26,696.117           115,575,973          2,833,771          118,409,744
Offering of Units                                      41.522               178,410                 --              178,410
Net Income                                                 --            11,187,956            287,532           11,475,488
Redemptions                                        (1,153.809)           (5,073,424)                --           (5,073,424)
                                                   -----------         ------------         ----------         ------------
Partners' Capital, June 30, 1998                   25,583.830           121,868,915          3,121,303          124,990,218
                                                   -----------         ------------         ----------         ------------
                                                   -----------         ------------         ----------         ------------

   The accompanying notes are an integral part of these financial statements.

                         DEAN WITTER CORNERSTONE FUNDS
                            STATEMENTS OF CASH FLOWS

                                                    FOR THE SIX MONTHS ENDED
                                                            JUNE 30,                      FOR THE YEARS ENDED DECEMBER 31,
                                                   ---------------------------      ---------------------------------------------
                                                      1998             1997            1997             1996             1995
                                                   -----------      ----------      -----------      -----------      -----------

       DEAN WITTER CORNERSTONE FUND II                  $               $                $                $                $
    CASH FLOWS FROM OPERATING ACTIVITIES:          (UNAUDITED)      (UNAUDITED)
Net income                                           1,041,061       1,153,070        4,916,164        3,047,462        7,882,659
Noncash item included in net income:
  Net change in unrealized                             240,295         333,627         (687,245)       2,051,673          947,973
(INCREASE) DECREASE IN OPERATING ASSETS:
  Interest receivable (DWR)                              5,367           3,668           (8,352)           9,670           17,183
  Due from DWR                                         (45,888)         93,708           95,444          (97,802)          24,860
INCREASE (DECREASE) IN OPERATING LIABILITIES:
  Accrued incentive fees                              (540,132)       (246,483)         301,520            9,183          307,567
  Accrued management fees                               (1,999)         (5,258)           4,998           (4,886)          (1,622)
  Common administrative expenses payable                15,837         (14,550)         (30,699)         (28,975)         (29,854)
  Accrued brokerage commissions (DWR)                  --               (2,710)         (83,967)         (10,486)          13,185
  Accrued transaction fees and costs                   --                  696           (5,558)          (1,399)           1,237
                                                   -----------      ----------      -----------      -----------      -----------
Net cash provided by operating activities              714,541       1,315,768        4,502,305        4,974,440        9,163,188
                                                   -----------      ----------      -----------      -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Offering of units                                     29,966         304,200          314,932          155,468          178,837
  Increase (decrease) in redemptions payable            21,465        (180,703)        (243,684)         307,817         (251,210)
  Redemptions of units                              (1,152,100)     (2,607,578)      (3,789,525)      (4,985,648)      (8,604,610)
                                                   -----------      ----------      -----------      -----------      -----------
Net cash used for financing activities              (1,100,669)     (2,484,081)      (3,718,277)      (4,522,363)      (8,676,983)
                                                   -----------      ----------      -----------      -----------      -----------
Net increase (decrease) in cash                       (386,128)     (1,168,313)         784,028          452,077          486,205
Balance at beginning of period                      29,293,294      28,509,266       28,509,266       28,057,189       27,570,984
                                                   -----------      ----------      -----------      -----------      -----------
Balance at end of period                            28,907,166      27,340,953       29,293,294       28,509,266       28,057,189
                                                   -----------      ----------      -----------      -----------      -----------
                                                   -----------      ----------      -----------      -----------      -----------
       DEAN WITTER CORNERSTONE FUND III
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                           2,155,867       4,119,625        4,261,542        2,778,204       11,031,694
Noncash item included in net income:
  Net change in unrealized                             453,235       1,271,432          642,508        2,997,491         (561,437)
(INCREASE) DECREASE IN OPERATING ASSETS:
  Net option premiums                                  276,105        (251,237)        (132,647)         291,412               --
  Interest receivable (DWR)                              1,035          (5,728)          (6,733)          21,313           33,368
  Due from DWR                                         (71,447)        (59,977)          27,720            1,755           89,133
INCREASE (DECREASE) IN OPERATING LIABILITIES:
  Accrued management fees                                1,023           2,996           (3,907)         (16,243)            (265)
  Common administrative expenses payable                26,463         (10,677)         (37,835)         (84,488)         (44,369)
  Accrued brokerage commissions (DWR)                  --               (2,747)        (129,098)         (37,030)         (34,476)
  Accrued transaction fees and costs                   --               (4,251)         (12,349)          (8,629)           7,239
                                                   -----------      ----------      -----------      -----------      -----------
Net cash provided by operating activities            2,842,281       5,059,436        4,609,201        5,943,785       10,520,887
                                                   -----------      ----------      -----------      -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Offering of units                                     15,998           5,000            5,000            8,388           49,000
  Increase (decrease) in redemptions payable            (7,286)       (313,285)        (250,971)          41,381          (26,829)
  Redemptions of units                              (1,857,782)     (2,912,582)      (5,187,526)      (7,700,908)     (11,133,473)
                                                   -----------      ----------      -----------      -----------      -----------
Net cash used for financing activities              (1,849,070)     (3,220,867)      (5,433,497)      (7,651,139)     (11,111,302)
                                                   -----------      ----------      -----------      -----------      -----------
Net increase (decrease) in cash                        993,211       1,838,569         (824,296)      (1,707,354)        (590,415)
Balance at beginning of period                      39,762,715      40,587,011       40,587,011       42,294,365       42,884,780
                                                   -----------      ----------      -----------      -----------      -----------
Balance at end of period                            40,755,926      42,425,580       39,762,715       40,587,011       42,294,365
                                                   -----------      ----------      -----------      -----------      -----------
                                                   -----------      ----------      -----------      -----------      -----------
       DEAN WITTER CORNERSTONE FUND IV
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                          11,475,488       9,958,295       34,531,802       11,532,721       24,196,319
Noncash item included in net income:
  Net change in unrealized                          (9,923,628)      5,601,735        3,515,408       (5,260,377)         198,148
(INCREASE) DECREASE IN OPERATING ASSETS:
  Interest receivable (DWR)                              3,231         (22,169)         (76,916)          59,356           69,406
INCREASE (DECREASE) IN OPERATING LIABILITIES:
  Accrued incentive fees                               598,181          --            1,594,371               --               --
  Accrued management fees                               24,327           8,146           80,459          (26,487)         (22,567)
  Common administrative expenses payable                51,377            (873)         (53,710)        (141,781)         (89,342)
  Accrued brokerage commissions (DWR)                  --                3,276          (74,340)          41,760           32,580
  Accrued transaction fees and costs                   --                  913           (3,654)           2,025            1,629
                                                   -----------      ----------      -----------      -----------      -----------
Net cash provided by operating activities            2,228,976      15,549,323       39,513,420        6,207,217       24,386,173
                                                   -----------      ----------      -----------      -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Offering of units                                    178,410          39,545          223,794          108,665          212,691
  Increase (decrease) in redemptions payable           119,475        (588,354)        (370,386)         224,709         (544,818)
  Redemptions of units                              (5,073,424)     (6,965,751)     (11,842,096)     (19,812,153)     (30,634,265)
                                                   -----------      ----------      -----------      -----------      -----------
Net cash used for financing activities              (4,775,539)     (7,514,560)     (11,988,688)     (19,478,779)     (30,966,392)
                                                   -----------      ----------      -----------      -----------      -----------
Net increase (decrease) in cash                     (2,546,563)      8,034,763       27,524,732      (13,271,562)      (6,580,219)
Balance at beginning of period                     119,181,131      91,656,399       91,656,399      104,927,961      111,508,180
                                                   -----------      ----------      -----------      -----------      -----------
Balance at end of period                           116,634,568      99,691,162      119,181,131       91,656,399      104,927,961
                                                   -----------      ----------      -----------      -----------      -----------
                                                   -----------      ----------      -----------      -----------      -----------

   The accompanying notes are an integral part of these financial statements.

                         DEAN WITTER CORNERSTONE FUNDS
                         NOTES TO FINANCIAL STATEMENTS
              (THE INFORMATION WITH RESPECT TO 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization--Dean Witter Cornerstone Fund II, Dean Witter Cornerstone Fund III and Dean Witter Cornerstone Fund IV (individually, a "Partnership", or collectively, the "Partnerships") are limited partnerships organized to engage in the speculative trading of commodity futures contracts and forward contracts on foreign currencies. The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Dean Witter Reynolds Inc. ("DWR"), with an unaffiliated broker, Carr Futures, Inc. ("CFI"), providing clearing and execution services. Demeter and DWR are wholly-owned subsidiaries of Morgan Stanley Dean Witter & Co. ("MSDW").

     Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by the General and Limited Partners based upon their proportional ownership interests.

     Basis of Accounting--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements.

     Revenue Recognition--Commodity futures contracts and forward contracts on foreign currencies are open commitments until settlement date. They are valued at market and the resulting unrealized gains and losses are reflected in income. Monthly, DWR pays each Partnership interest income on 80% of its average daily Net Assets at a rate equal to the average yield on 13-Week U.S. Treasury Bills issued during such month. For purposes of such interest payments in Dean Witter Cornerstone Fund IV, Net Assets do not include monies due the Partnership on forward contracts and other commodity interests, but not actually received.

     Net Income (Loss) per Unit--Net income (loss) per Unit is computed using the weighted average number of units outstanding during the period.

     Equity in Commodity Futures Trading Accounts--The Partnerships' asset "Equity in Commodity futures trading accounts" consists of cash on deposit at DWR and CFI to be used as margin for trading and the net asset or liability related to unrealized gains or losses on open contracts and the net option premium paid and/or received. The asset or liability related to the unrealized gains or losses on forward contracts is presented as a net amount in each period due to master netting agreements.

     Brokerage Commissions and Related Transaction Fees and Costs--Brokerage commissions for each Partnership are accrued at 80% of DWR's published non-member rates on a half-turn basis. Related transaction fees and costs are accrued on a half-turn basis.

     Through March 31, 1995, brokerage commissions were capped at 1% per month of the adjusted Net Assets allocated to each trading program employed by a Trading Advisor. From April 1, 1995 through August 31, 1996, the cap was reduced to 3/4 of 1%.

     As of September 1, 1996, brokerage commissions and transaction fees chargeable to the Partnership have been capped at 13/20 of 1% per month of the Partnership's month-end Net Assets (as defined in the Limited Partnership Agreement) applied on a per trading system basis, allocated to each such trading program.

     Operating Expenses--Each Partnership has entered into an exchange agreement pursuant to which certain common administrative expenses (i.e., legal, auditing, accounting, filing fees and other related expenses) are shared by each of the Partnerships based upon the number of Units of each Partnership outstanding during the month in which such expenses are incurred. In addition, the Partnerships incur monthly management fees and may incur incentive fees. Demeter bears all other operating expenses.

     Income Taxes--No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

     Distributions--Distributions, other than on redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

     Redemptions--Limited Partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the last day of any month upon fifteen days advance notice by redemption form to Demeter.

                         DEAN WITTER CORNERSTONE FUNDS
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

     Exchanges--Limited Partners may transfer their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreement) without paying additional charges.

     Dissolution of the Partnership--Each Partnership will terminate on September 30, 2025 regardless of its financial condition at such time, upon a decline in Net Assets to less than $250,000, a decline in the Net Asset Value per Unit to less than $250, or under certain other circumstances defined in each Limited Partnership Agreement.

2. RELATED PARTY TRANSACTIONS

     Each Partnership pays brokerage commissions to DWR on trades executed on its behalf as described in Note 1. Each Partnership's cash is on deposit with DWR and CFI in commodity trading accounts to meet margin requirements as needed. DWR pays interest on these funds as described in Note 1.

3. TRADING ADVISORS

     Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership as of June 30, 1998 were as follows:

Dean Witter Cornerstone Fund II
     Northfield Trading L.P.
     John W. Henry & Company, Inc. ("JWH")

Dean Witter Cornerstone Fund III
     Abraham Trading Co.
     Welton Investment Corporation (formerly, Welton Investment Systems Corporation)
     Sunrise Capital Management, Inc.

Dean Witter Cornerstone Fund IV
     John W. Henry & Company, Inc.
     Sunrise Capital Management, Inc.

     Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

     Management Fee--The management fee is accrued at the rate of 1/3of 1% per month of the Net Assets under management by each trading advisor at each month end.

     Incentive Fee--Each Partnership pays an annual incentive fee equal to 15% of the "New Appreciation" in Net Assets as of the end of each annual incentive period ending December 31, except for Dean Witter Cornerstone Fund IV, which pays incentive fees at the end of each annual incentive period ending May 31. Such incentive fee is accrued in each month in which "New Appreciation" occurs. In those months in which "New Appreciation" is negative, previous accruals, if any, during the incentive period will be reduced. In those instances in which a Limited Partner redeems an investment, the incentive fee (if earned through a redemption date) is to be paid on those redemptions to the trading advisor in the month of such redemption.

                         DEAN WITTER CORNERSTONE FUNDS
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

4. FINANCIAL INSTRUMENTS

     The Partnerships trade futures and forward contracts in interest rates, stock indices, commodities, currencies, petroleum and precious metals. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts. There are numerous factors which may significantly influence the market value of these contracts, including interest rate volatility. At June 30, 1998, December 31, 1997 and 1996 open contracts were:

                                                                          CORNERSTONE II
                                                           ---------------------------------------------
                                                                    CONTRACT OR NOTIONAL AMOUNT
                                                           ---------------------------------------------

                                                            JUNE 30,                DECEMBER 31,
                                                              1998             1997             1996
                                                           -----------      -----------      -----------
                                                                $                $                $
                                                           (UNAUDITED)
EXCHANGE-TRADED CONTRACTS
  Financial Futures:
     Commitments to Purchase..........................      45,422,000       30,057,000       18,287,000
     Commitments to Sell..............................       7,218,000       13,539,000       70,723,000
  Commodity Futures:
     Commitments to Purchase..........................       1,818,000        6,148,000        6,346,000
     Commitments to Sell..............................      13,913,000       15,082,000       14,596,000
  Foreign Futures:
     Commitments to Purchase..........................      43,703,000       25,543,000       57,075,000
     Commitments to Sell..............................      46,423,000       20,799,000        8,798,000

OFF-EXCHANGE-TRADED FORWARD CURRENCY CONTRACTS
     Commitments to Purchase..........................      37,819,000       17,705,000       26,688,000
     Commitments to Sell..............................      73,791,000       46,518,000       18,334,000

                                                                          CORNERSTONE III
                                                           ---------------------------------------------
                                                                    CONTRACT OR NOTIONAL AMOUNT
                                                           ---------------------------------------------
                                                            JUNE 30,                DECEMBER 31,
                                                              1998             1997             1996
                                                           -----------      -----------      -----------
                                                                $                $                $
                                                           (UNAUDITED)
EXCHANGE-TRADED CONTRACTS
  Financial Futures:
     Commitments to Purchase..........................     122,408,000       50,242,000      118,163,000
     Commitments to Sell..............................      31,187,000       21,172,000       59,405,000
     Options Written..................................      52,599,000               --       18,613,000
  Commodity Futures:
     Commitments to Purchase..........................       7,475,000        8,055,000       17,683,000
     Commitments to Sell..............................      26,339,000       31,622,000       22,811,000
     Options Written..................................         866,000               --       18,407,000
  Foreign Futures:
     Commitments to Purchase..........................      98,266,000       50,870,000       62,344,000
     Commitments to Sell..............................      46,681,000       42,064,000       22,390,000

OFF-EXCHANGE-TRADED FORWARD CURRENCY CONTRACTS
     Commitments to Purchase..........................      24,223,000       27,863,000          420,000
     Commitments to Sell..............................      34,530,000       41,794,000        1,379,000

                         DEAN WITTER CORNERSTONE FUNDS
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                                                                          CORNERSTONE IV
                                                           ---------------------------------------------
                                                                    CONTRACT OR NOTIONAL AMOUNT
                                                           ---------------------------------------------
                                                            JUNE 30,                DECEMBER 31,
                                                              1998             1997             1996
                                                           -----------      -----------      -----------
                                                                $                $                $
                                                           (UNAUDITED)
EXCHANGE-TRADED CONTRACTS
  Financial Futures:
     Commitments to Purchase..........................              --               --       93,583,000
     Commitments to Sell..............................              --               --      118,029,000

OFF-EXCHANGE-TRADED FORWARD CURRENCY CONTRACTS
     Commitments to Purchase..........................     275,653,000      218,670,000      208,140,000
     Commitments to Sell..............................     476,596,000      427,237,000      205,227,000

     A portion of the amounts indicated as off-balance-sheet risk in forward foreign currency contracts is due to offsetting forward commitments to purchase and to sell the same currency on the same date in the future. These commitments are economically offsetting, but are not offset in the forward market until the settlement date.

     The unrealized gains on open contracts are reported as a component of "Equity in Commodity futures trading accounts" on the Statements of Financial Condition and totaled:

                                                           ---------------------------------------------
                                                            JUNE 30,                DECEMBER 31,

                                                              1998             1997             1996
                                                           -----------      -----------      -----------
                                                                $                $                $
                                                           (UNAUDITED)
Cornerstone II........................................       1,763,384        2,003,679        1,316,434
Cornerstone III.......................................       1,485,060        1,938,295        2,580,803
Cornerstone IV........................................      11,738,740        1,815,112        5,330,520

     For Cornerstone II, of the $1,763,384 net unrealized gain on open contracts at June 30, 1998, $744,856 related to exchange-traded futures contracts and $1,018,528 related to off-exchange-traded forward currency contracts. Of the $2,003,679 net unrealized gain on open contracts at December 31, 1997, $1,675,343 related to exchange-traded futures contracts and $328,336 related to off-exchange-traded forward currency contracts. Of the $1,316,434 net unrealized gain on open contracts at December 31, 1996, $1,342,050 related to exchange-traded futures contracts and ($25,616) related to off-exchange-traded forward currency contracts.

     For Cornerstone III, of the $1,485,060 net unrealized gain on open contracts at June 30, 1998, $1,264,297 related to exchange-traded futures contracts and $220,763 related to off-exchange-traded forward currency contracts. Of the $1,938,295 net unrealized gain on open contracts at December 31, 1997, $2,168,497 related to exchange-traded futures contracts and $(230,202) related to off-exchange-traded forward currency contracts. Of the $2,580,803 net unrealized gain on open contracts at December 31, 1996, $2,589,289 related to exchange-traded futures contracts and ($8,486) related to off-exchange-traded forward currency contracts.

     For Cornerstone IV, of the $11,738,740 net unrealized gain on open contracts at June 30, 1998, all related to off-exchange-traded forward currency contracts. Of the $1,815,112 net unrealized gain on open contracts at December 31, 1997, all related to off-exchange-traded forward currency contracts. Of the $5,330,520 net unrealized gain on open contracts at December 31, 1996, $5,350,525 related to exchange-traded futures contracts and ($20,005) related to off-exchange-traded forward currency contracts.

     The contract amounts in the above table represent each Partnership's extent of involvement in the particular class of financial instrument, but not the credit risk associated with counterparty non-performance. The credit risk associated with these instruments is limited to the amounts reflected in each Partnership's Statements of Financial Condition.

                         DEAN WITTER CORNERSTONE FUNDS
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

     Exchange-traded contracts and off-exchange-traded forward currency contracts held by the Partnerships at June 30, 1998, December 1997 and 1996 mature as follows:

                                                                        JUNE 30,                       DECEMBER 31,
                                                                     --------------        ------------------------------------
                                                                          1998                  1997                  1996
                                                                     --------------        --------------        --------------

                                                                      (UNAUDITED)
CORNERSTONE II
  Exchange-Traded Contracts.......................................     June 1999           December 1998           June 1998
  Off-Exchange-Traded Forward Currency Contracts..................   September 1998          March 1998            March 1997

CORNERSTONE III
  Exchange-Traded Contracts.......................................     June 1999             June 1998             June 1997
  Off-Exchange-Traded Forward Currency Contracts..................   September 1998          March 1998           January 1997

CORNERSTONE IV
  Exchange-Traded Contracts.......................................         --              September 1998          March 1997
  Off-Exchange-Traded Forward Currency Contracts..................   September 1998          April 1998            March 1997

     The Partnerships also have credit risk because DWR and CFI act as the futures commission merchants or the counterparties, with respect to most of the Partnerships' assets. Exchange-traded futures and futures styled options contracts are marked to market on a daily basis, with variations in value settled on a daily basis. Each of DWR and CFI, as a futures commission merchant for each Partnership's exchange-traded futures and futures styled options contracts, are required pursuant to regulations of the Commodity Futures Trading Commission to segregate from their own assets, and for the sole benefit of their commodity customers, all funds held by them with respect to exchange-traded futures contracts and futures styled options, including an amount equal to the net unrealized gain on all open futures and futures styled options contracts, which funds totaled at June 30, 1998, December 31, 1997 and 1996, respectively, $29,652,022, $30,968,637 and $29,851,316 for Cornerstone II, $42,020,223,
$41,931,212 and $43,176,300 for Cornerstone III, and $116,634,568, $119,181,131
and $97,006,924 for Cornerstone IV. With respect to each Partnership's off-exchange-traded forward currency contracts, there are no daily settlements of variations in value nor is there any requirement that an amount equal to the net unrealized gain on open forward contracts be segregated. With respect to those off-exchange-traded forward currency contracts, the Partnerships are at risk to the ability of Carr, the sole counterparty on all of such contracts, to perform. CFI's parent, Credit Agricole Indosuez, has guaranteed to the Partnerships payment of the net liquidating value of the transactions in the Partnerships' accounts with CFI (including foreign currency contracts).

     For the six months ended June 30, 1998 and years ended December 31, 1997 and 1996 the average fair value of financial instruments held for trading purposes was as follows:

                                                                       CORNERSTONE II
                            -----------------------------------------------------------------------------------------------------
                                                                                       FOR THE YEARS ENDED
                              FOR THE SIX MONTHS ENDED                                    DECEMBER 31,
                                    JUNE 30, 1998                --------------------------------------------------------------
                                     (UNAUDITED)                               1997                          1996
                            ----------------------------         ----------------------------      ----------------------------

                              ASSETS          LIABILITIES         ASSETS          LIABILITIES         ASSETS          LIABILITIES
                            -----------       -----------       -----------       -----------       -----------       -----------
                                 $                 $                 $                 $                 $                 $
EXCHANGE-TRADED
CONTRACTS:
  Financial Futures...       23,042,000        18,153,000        32,004,000        25,556,000        48,469,000        47,433,000
  Commodity Futures...        4,030,000        13,173,000        14,417,000        12,696,000        24,459,000        22,228,000
  Foreign Futures.....       32,710,000        18,537,000        26,042,000        10,396,000        43,821,000        14,875,000
OFF-EXCHANGE-TRADED
FORWARD CURRENCY
CONTRACTS.............       44,433,000        66,146,000        36,907,000        46,749,000        38,522,000        44,536,000


                         DEAN WITTER CORNERSTONE FUNDS
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                                                                       CORNERSTONE III
                            -----------------------------------------------------------------------------------------------------
                                                                                       FOR THE YEARS ENDED
                              FOR THE SIX MONTHS ENDED                                    DECEMBER 31,
                                    JUNE 30, 1998                --------------------------------------------------------------
                                     (UNAUDITED)                               1997                          1996
                            ----------------------------         ----------------------------      ----------------------------
                              ASSETS          LIABILITIES         ASSETS          LIABILITIES         ASSETS          LIABILITIES
                            -----------       -----------       -----------       -----------       -----------       -----------
                                 $                 $                 $                 $                 $                 $
EXCHANGE-TRADED
CONTRACTS:
  Financial Futures...       69,901,000        18,786,000        82,881,000        46,462,000       105,128,000        74,480,000
  Options on Financial
  Futures.............          --             30,619,000           698,000        64,639,000           --             10,138,000
  Commodity Futures...        6,533,000        25,401,000        26,095,000        21,377,000        44,276,000        18,531,000
  Options on Commodity
  Futures.............          --                326,000         1,117,000         4,712,000           --              2,763,000
  Foreign Futures.....       75,410,000        27,048,000        44,764,000        26,219,000        80,000,000        27,228,000
  Options on Foreign
  Futures.............          --                --              7,229,000           --                --                --
OFF-EXCHANGE-TRADED
FORWARD CURRENCY
CONTRACTS.............       38,831,000        47,042,000        12,599,000        13,558,000           233,000           354,000

                                                                       CORNERSTONE IV
                            -----------------------------------------------------------------------------------------------------
                                                                                       FOR THE YEARS ENDED
                              FOR THE SIX MONTHS ENDED                                    DECEMBER 31,
                                    JUNE 30, 1998                --------------------------------------------------------------
                                     (UNAUDITED)                               1997                          1996
                            ----------------------------         ----------------------------      ----------------------------
                              ASSETS          LIABILITIES         ASSETS          LIABILITIES         ASSETS          LIABILITIES
                            -----------       -----------       -----------       -----------       -----------       -----------
                                 $                 $                 $                 $                 $                 $
EXCHANGE-TRADED
FINANCIAL
Futures Contracts.....          --                --             34,008,000        57,577,000        67,114,000       125,331,000
OFF-EXCHANGE-TRADED
FORWARD CURRENCY
CONTRACTS.............      366,771,000       502,262,000       299,407,000       414,754,000       334,452,000       334,461,000

5. LEGAL MATTERS

     On September 6, 10, and 20, 1996, and on March 13, 1997, similar purported class actions were filed in the Superior Court of the State of California, County of Los Angeles, on behalf of all purchasers of interests in limited partnership commodity pools sold by DWR. Named defendants include DWR, Demeter, Dean Witter Futures and Currency Management Inc., MSDW (all such parties referred to hereafter as the "Dean Witter Parties"), the Partnerships, certain other limited partnership commodity pools of which Demeter is the general partner, and certain trading advisors (including JWH) to those pools. On June 16, 1997, the plaintiffs in the above actions filed a consolidated amended complaint alleging, among other things, that the defendants committed fraud, deceit, negligent misrepresentation, various violations of the California Corporations Code, intentional and negligent breach of fiduciary duty, fraudulent and unfair business practices, unjust enrichment, and conversion in the sale and operation of the various limited partnerships commodity pools. Similar purported class actions were also filed on September 18, and 20, 1996, in the Supreme Court of the State of New York, New York County, and on November 14, 1996 in the Superior Court of the State of Delaware, New Castle County, against the Dean Witter Parties and certain trading advisors (including JWH) on behalf of all purchasers of interests in various limited partnership commodity pools, including the Partnerships, sold by DWR. A consolidated and amended complaint in the action pending in the Supreme Court of the State of New York was filed on August 13, 1997, alleging that the defendants committed fraud, breach of fiduciary duty, and negligent misrepresentation in the sale and operation of the various limited partnership commodity pools. On December 16, 1997, upon motion of the plaintiffs, the action pending in the Supreme Court of the State of Delaware was voluntarily dismissed without prejudice The complaints seek unspecified amounts of compensatory and punitive damages and other relief. It is possible that additional similar actions may be filed and that, in the course of these actions, other parties could be added as defendants. The Dean Witter Parties believe that they and the Partnerships have strong defenses to, and they will vigorously contest, the actions. Although the ultimate outcome of legal proceedings cannot be predicted with certainty, it is the opinion of management of the Dean Witter Parties that the resolution of the actions will not have a material adverse effect on the financial condition or the results of operations of any of the Dean Witter Parties or the Partnerships.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors of
Demeter Management Corporation:

We have audited the accompanying statement of financial condition of Demeter Management Corporation (a wholly-owned subsidiary of Morgan Stanley, Dean Witter, Discover & Co.) (the "Company") as of November 30, 1997. This statement of financial condition is the responsibility of the Company's management. Our responsibility is to express an opinion on this statement of financial condition based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial condition. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of financial condition presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such statement of financial condition presents fairly, in all material respects, the financial position of Demeter Management Corporation as of November 30, 1997 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

January 12, 1998
New York, New York

                         DEMETER MANAGEMENT CORPORATION
     (WHOLLY-OWNED SUBSIDIARY OF MORGAN STANLEY DEAN WITTER & CO. ("MSDW"))

                       STATEMENTS OF FINANCIAL CONDITION

                                                                         AUGUST 31,       NOVEMBER 30,
ASSETS                                                                      1998              1997
                                                                        ------------      ------------

                                                                        (UNAUDITED)
                                                                             $                 $
Investments in affiliated partnerships (Note 2)                           25,218,889        22,016,069
Receivable from affiliated partnership                                        27,705               968
Income taxes receivable                                                      --                429,885
                                                                        ------------      ------------
Total Assets                                                              25,246,594        22,446,922
                                                                        ------------      ------------
                                                                        ------------      ------------
LIABILITIES AND STOCKHOLDER'S EQUITY
  LIABILITIES

Payable to MSDW (Note 3)                                                  17,831,371        17,995,100
Income taxes payable                                                       1,290,426                --
Accrued expenses                                                              28,828            34,072
                                                                        ------------      ------------
Total Liabilities                                                         19,150,625        18,029,172
                                                                        ------------      ------------
STOCKHOLDER'S EQUITY:

Common stock, no par value:
Authorized 1,000 shares; Issued and outstanding 100 shares at
  stated value of $500 per share                                              50,000            50,000
Additional paid-in capital                                               111,170,000       111,170,000
Retained earnings                                                          5,945,969         4,267,750
                                                                        ------------      ------------
                                                                         117,165,969       115,487,750
Less: Notes receivable from MSDW (Note 4)                               (111,070,000)     (111,070,000)
                                                                        ------------      ------------

Total Stockholder's Equity                                                 6,095,969         4,417,750
                                                                        ------------      ------------

Total Liabilities and Stockholder's Equity                                25,246,594        22,446,922
                                                                        ------------      ------------
                                                                        ------------      ------------

    The accompanying notes are an integral part of this financial statement.

                         DEMETER MANAGEMENT CORPORATION
         (WHOLLY-OWNED SUBSIDIARY OF MORGAN STANLEY DEAN WITTER & CO.)

                   NOTES TO STATEMENTS OF FINANCIAL CONDITION
              (THE INFORMATION WITH RESPECT TO 1998 IS UNAUDITED)

1. BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES

Demeter Management Corporation ("Demeter") is a wholly-owned subsidiary of Morgan Stanley Dean Witter & Co. ("MSDW").

Demeter manages the following commodity pools as their sole general partner:
Dean Witter Cornerstone Fund II, Dean Witter Cornerstone Fund III, Dean Witter Cornerstone Fund IV, Columbia Futures Fund, Dean Witter Diversified Futures Fund Limited Partnership, Dean Witter Diversified Futures Fund II L.P., Dean Witter Diversified Futures Fund III L.P., Dean Witter Multi-Market Portfolio L.P. (formerly, Dean Witter Principal Guaranteed Fund L.P.), Dean Witter Principal Plus Fund L.P., Dean Witter Principal Plus Fund Management L.P., Dean Witter Portfolio Strategy Fund L.P. (formerly, Dean Witter Principal Secured Futures Fund L.P.) ("DWPSF"), Dean Witter Global Perspective Portfolio L.P., Dean Witter World Currency Fund L.P., Dean Witter Institutional Account II L.P., DWFCM International Access Fund L.P., Dean Witter Anchor Institutional Balanced Portfolio Account L.P. ("Anchor"), Dean Witter Spectrum Global Balanced L.P. (formerly, Dean Witter Spectrum Balanced L.P.), Dean Witter Spectrum Select L.P. (formerly, Dean Witter Select Futures Fund L.P.) ("DWSFF"), Dean Witter Spectrum Strategic L.P., Dean Witter Spectrum Technical L.P., DWR Chesapeake L.P., DWR Institutional Balanced Portfolio Account III L.P., DWR/JWH Futures Fund L.P. and Morgan Stanley Tangible Asset Fund L.P. ("MSTAF").

Each of the commodity pools is a limited partnership organized to engage in the speculative trading of commodity futures contracts, forward contracts on foreign currencies and other commodity interests.

Demeter reopened DWSFF for additional investment and on August 13, 1996 DWSFF registered with the SEC 60,000 Units which are being offered to investors for a limited time in a public offering.

Demeter reopened DWPSF for additional investment and on May 12, 1997 DWPSF registered with the SEC 50,000 units which were offered to investors for a limited time in a public offering.

On July 31, 1997, Demeter entered into a limited partnership agreement as general partner in MSTAF. On November 4, 1997, MSTAF registered with the SEC 5,000,000 units to be offered to investors for a limited time in a public offering.

On September 18, 1997, Demeter ceased trading activities in Anchor and distributed approximately 87% of Anchor's assets. Demeter will distribute the remainder of Anchor's assets in 1998.

INCOME TAXES--The results of operations of Demeter are included in the consolidated federal income tax return of DWD, computed on a separate company basis and due to MSDW.

BASIS OF ACCOUNTING--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements.

2. INVESTMENTS IN AFFILIATED PARTNERSHIPS

The limited partnership agreement of each commodity pool requires Demeter to maintain a general partnership interest in each partnership, generally in an amount equal to, but not less than, 1 percent of the aggregate capital contributed to the partnership by all partners.

The total assets, liabilities and partners' capital of all the funds managed by Demeter at August 31, 1998 and November 30, 1997 were as follows:

                                                                      AUGUST 31,
                                                                         1998            NOVEMBER 30,
                                                                     (UNAUDITED)             1997
                                                                    --------------      --------------
                                                                          $                   $

Total assets...................................................      1,344,153,766       1,195,307,516
Total liabilities..............................................         28,701,317          19,346,113
Total partners' capital........................................      1,315,452,449       1,175,961,403

Demeter's investments in the above limited partnerships are carried at market value with changes in such market value reflected currently in operations.

3. PAYABLE TO MSDW

The payable to MSDW is primarily for amounts due for the purchase of partnership investments.

4. NET WORTH REQUIREMENT

At August 31, 1998 and November 30, 1997 Demeter held non-interest bearing notes from MSDW that were payable on demand. These notes were received in connection with additional capital contributions aggregating $111,070,000.

The limited partnership agreement of each commodity pool requires Demeter to maintain its net worth at an amount not less than 10% of the capital contributions by all partners in each pool in which Demeter is the general partner (15% if the capital contributions to any partnership are less than $2,500,000, or $250,000, whichever is less).

In calculating this requirement, Demeter's interests in each limited partnership and any amounts receivable from or payable to such partnerships are excluded from net worth. Notes receivable from MSDW are included in net worth for purposes of this calculation.

5. LEGAL MATTERS

On September 6, 10, and 20, 1996, and on March 13, 1997, similar purported class actions were filed in the Superior Court of the State of California, County of Los Angeles, on behalf of all purchasers of interests in limited partnership commodity pools sold by Dean Witter Reynolds, Inc. ("DWR") an affiliate of Demeter. Named defendants include DWR, Demeter, Dean Witter Futures and Currency Management Inc., MSDW (all such parties referred to hereafter as the "Dean Witter Parties"), certain limited partnership commodity pools of which Demeter is the general partner, and certain trading advisors to those pools. On June 16, 1997, the plaintiffs in the above actions filed a consolidated amended complaint, alleging, among other things, that the defendants committed fraud, deceit, negligent misrepresentation, various violations of the California Corporations Code, intentional and negligent breach of fiduciary duty, fraudulent and unfair business practices, unjust enrichment, and conversion in the sale and operation of the various limited partnerships commodity pools. Similar purported class actions were also filed on September 18 and 20, 1996 in the Supreme Court of the State of New York, New York County, and on November 14, 1996 in the Superior Court of the State of Delaware, New Castle County, against the Dean Witter Parties and certain trading advisors on behalf of all purchasers of interests in various limited partnership commodity pools sold by DWR. A consolidated and amended complaint in the action pending in the Supreme Court of the State of New York was filed on August 13, 1997, alleging that the defendants committed fraud, breach of fiduciary duty, and negligent misrepresentation in the sale and operation of the various limited partnership commodity pools. On December 16, 1997, upon motion of the plaintiffs, the action pending in the Superior Court of the State of Delaware was voluntarily dismissed without prejudice. The complaints seek unspecified amounts of compensatory and punitive damages and other relief. It is possible that additional similar actions may be filed and that, in the course of these actions, other parties could be added as defendants. The Dean Witter Parties believe that they have strong defenses to, and they will vigorously contest, the actions. Although the ultimate outcome of legal proceedings cannot be predicted with certainty, it is the opinion of management of the Dean Witter Parties that the resolution of the actions will not have a material adverse effect on the financial condition or the results of operations of any of the Dean Witter Parties.

                                AMENDED ANNEX A TO LIMITED PARTNERSHIP AGREEMENT

THIS REQUEST SHOULD BE DELIVERED TO A LIMITED PARTNER'S LOCAL DWR BRANCH OFFICE AND MUST BE RECEIVED BY THE GENERAL PARTNER AT LEAST 15 DAYS PRIOR TO THE LAST DAY OF THE CALENDAR MONTH IN WHICH AN EXCHANGE IS TO BE EFFECTIVE.

                         DEAN WITTER CORNERSTONE FUNDS
                              REQUEST FOR EXCHANGE

EACH PARTNERSHIP WILL EXCHANGE UNITS OF LIMITED PARTNERSHIP INTEREST ONLY IN WHOLE UNITS OR IN
MULTIPLES OF $1,000, UNLESS A LIMITED PARTNER IS LIQUIDATING HIS ENTIRE INTEREST IN SUCH PARTNERSHIP.

                                              ___________________________, 19___
                                                         (Please date)

DEAN WITTER CORNERSTONE FUNDS
c/o Demeter Management Corporation
  Two World Trade Center, 62nd Floor
  New York, New York 10048
  Attn: Managed Futures Account Department

Dear Sirs:

     I hereby request an Exchange, as of the last day of the next calendar month occurring at least 15 days after receipt of this request, as defined in and subject to all of the terms and conditions of the Limited Partnership Agreement of the partnership(s) specified below. I hereby authorize Demeter Management Corporation to redeem the following quantity of Units of Limited Partnership Interest ("Units") set forth opposite the name of each such partnership at the respective Net Asset Value thereof, as defined therein, less any amounts specified in Section 11(b) of each such Limited Partnership Agreement, and to utilize the net proceeds thereof to purchase Units in the partnership(s) specified below.

                            SPECIFY QUANTITY OF UNITS             SPECIFY PARTNERSHIP IN
                                 TO BE REDEEMED                       WHICH UNITS TO
                              (CHECK BOX AND INSERT                    BE PURCHASED
  NAME OF PARTNERSHIP         NUMBER, IF APPLICABLE               (CHECK APPLICABLE BOX)
------------------------  -----------------------------    -------------------------------------
Dean Witter               / / --------- Whole Units or     / / Dean Witter Cornerstone Fund III or
  Cornerstone Fund II     / / $ --,000 of Units or         / / Dean Witter Cornerstone Fund IV
                          / / Entire Interest
                          -----------------------------
Dean Witter               / / --------- Whole Units or     / / Dean Witter Cornerstone Fund II or
  Cornerstone Fund III    / / $ --,000 of Units or         / / Dean Witter Cornerstone Fund IV
                          / / Entire Interest
                          -----------------------------
Dean Witter               / / --------- Whole Units or     / / Dean Witter Cornerstone Fund II or
  Cornerstone Fund IV     / / $ --,000 of Units or         / / Dean Witter Cornerstone Fund III
                          / / Entire Interest
                          -----------------------------

     I understand that this Exchange will be effective as of the last day of the next calendar month occurring at least 15 days after this Request for Exchange is received by the above addressee. I understand that I may not Exchange any Units before the last business day of any calendar month which occurs more than 180 days after I first became a limited partner of any of the above partnerships. I (either in my individual capacity or as an authorized representative of any entity, if applicable) hereby represent and warrant that I am the true, lawful, beneficial owner of the Unit or Units to which this Request for Exchange relates, with full power and authority to request an Exchange of such Units. Such Units are not subject to any pledge or otherwise encumbered in any fashion.


     I hereby certify that the representations and warranties and all other information set forth in the Subscription Agreement and Power of Attorney delivered in connection with my initial purchase of Units being redeemed hereby is true and correct as of the date hereof. I have received the Prospectus, dated August 28, 1996, and the Supplement to Prospectus, dated October 14, 1998, relating to the above partnerships delivered to me, or any later supplement to such Prospectus relating to the specific offering of Units which I am purchasing on this Exchange. I represent and warrant that I have either: (a) net worth of at least $75,000 (exclusive of home, furnishings, and automobiles); or (b) net worth of at least $30,000 (exclusive of home, furnishings, and automobiles) and annual gross income of at least $30,000. However, if I am a resident and/or subject to regulation by one of the following states, my net worth and/or income satisfies the requirements of such state (if this Exchange is by spouses as joint owners, their joint net worth and annual income may be used to satisfy applicable state suitability requirements; as used below, "NW" means net worth exclusive of home, furnishings, and automobiles; "AI" means annual gross income; and "TI" means annual taxable income for federal income tax purposes):


ARIZONA             (a) $250,000 NW and investment may not exceed 10% of NW, or (b) $75,000 NW, $75,000
                    AI and investment may not exceed 10% of NW.
CALIFORNIA          $100,000 NW and $50,000 AI.
MAINE               (a) $100,000 NW, or (b) $35,000 NW and $35,000 AI.
MASSACHUSETTS       (a) $175,000 NW and investment may not exceed 10% of NW, or (b) $100,000 NW,
PENNSYLVANIA        $50,000. TI during the last calendar year and anticipated during the current calendar year and investment may not exceed 10% of NW.
MICHIGAN            (a) Solely as to Michigan residents who purchased Units in any of the Partnerships on or before May 3, 1992: (i) $100,000 NW and investment may not exceed 10% of NW, or (ii) $50,000 NW, $50,000 AI and investment may not exceed 10% of NW; (b) solely as to Michigan residents who purchased Units in any of the Partnerships, or who purchased Units in any of the Partnerships on or after May 4, 1992: (i) $225,000 NW and investment may not exceed 10% of NW, or (ii) $60,000 NW, $60,000 AI and investment may not exceed 10% of NW.
VERMONT             (1) Solely as to Vermont residents who purchased Units in any of the Partnerships prior to May 31, 1993: (a) $75,000 NW, or (b) $30,000 NW and $30,000 AI; (2) solely as to Vermont residents who purchased Units in any of the Partnerships on or after
                    May 31, 1993: (a) $150,000 NW, or (b) $45,000 NW and $45,000 AI.
WASHINGTON          (a) $150,000 NW, or (b) $45,000 NW and $45,000 AI.

     I authorize Demeter Management Corporation, pursuant to the aforementioned Power of Attorney, to take all such further actions and file all such further documents, pursuant to said Power of Attorney and in accordance with the terms thereof, as may be necessary to effectuate the transactions described herein.

                    SIGNATURES MUST BE IDENTICAL TO NAME(S)
         IN WHICH UNITS OF LIMITED PARTNERSHIP INTEREST ARE REGISTERED

---------------------------------------------    --------------------------------------------------------
           Print DWR Account Number                          Type or Print Name of Partner

                                                 --------------------------------------------------------
                                                                        Street

                                                 --------------------------------------------------------
                                                 City                      State                 Zip Code

                                                 Individual Partner(s) or assignee(s)

                                                 X_______________________________________________________

                                                 X_______________________________________________________

                                                 X_______________________________________________________
                                                         (Signature(s) of partner(s) or assignee(s))

                                                 Entity Partner (or assignee)

                                                 --------------------------------------------------------
                                                                   (Name of Entity)

                                                 By: X___________________________________________________
                                                 (Authorized officer, partner, trustee, or custodian.
                                                          If a corporation, include certified
                                                           copy of authorizing resolution.)

If Individual Retirement Account or other self-directed employee benefit plan, please also complete the following:

                                                  ______________________________________________________
                                                               (Name of Plan Participant)

                                                  X ____________________________________________________
                                                             (Signature of Plan Participant)

                        DEAN WITTER CORNERSTONE FUND II
                        DEAN WITTER CORNERSTONE FUND III
                        DEAN WITTER CORNERSTONE FUND IV

               SUPPLEMENT TO THE PROSPECTUS DATED AUGUST 28, 1996


     The Prospectus dated August 28, 1996 is supplemented by a Supplement dated October 14, 1998. The Supplement is an integral part of, and must be read together with, the Prospectus.



October 14, 1998